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                               PURCHASE AGREEMENT

                                      AMONG

                       SCHLUMBERGER TECHNOLOGY CORPORATION

                                     ("STC")

                     SCHLUMBERGER OILFIELD HOLDINGS LIMITED

                                    ("SOHL")

                            SCHLUMBERGER SURENCO S.A.

                                   ("SURENCO")

                            CAMCO INTERNATIONAL INC.

                                     ("CII")

                           HANOVER COMPRESSOR COMPANY

                                   ("HANOVER")

                                       AND

                     HANOVER COMPRESSION LIMITED PARTNERSHIP

                                  ("PURCHASER")

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                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT is entered into on the 28th day of June, 2001, among SCHLUMBERGER TECHNOLOGY CORPORATION, a Texas corporation ("STC"), CAMCO INTERNATIONAL INC., a Delaware company ("CII"), SCHLUMBERGER SURENCO S.A., a Panamanian company ("SURENCO"), and SCHLUMBERGER OILFIELD HOLDINGS LTD., a British Virgin Islands company ("SOHL" and together with STC, CII and Surenco, each a "SELLER" and, collectively, the "SELLERS" or "SCHLUMBERGER"), HANOVER COMPRESSOR COMPANY, a Delaware corporation ("HANOVER"), and HANOVER COMPRESSION LIMITED PARTNERSHIP, a Delaware limited partnership ("PURCHASER"), all of which are sometimes herein referred to as the "Parties" and one of which is referred to as a "Party".

         WHEREAS, subject to the terms and conditions set forth herein, the Parties desire to effect: (i) the purchase by Purchaser and/or its Affiliates, and the sale by each of the Sellers of their respective interests in the gas compression business of the Schlumberger group of companies, the composition of which is more fully described below, and (ii) the entry by Hanover, SOHL or its designee, and STC into a strategic alliance as more fully described below (together, the "TRANSACTION").

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Purchaser, Hanover, and each Seller separately agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

         1.1 PURCHASE AND SALE. Subject to the terms and conditions hereof, Purchaser and/or one or more of its Affiliates shall purchase: (i) 100% of the issued and outstanding shares (the "POC SHARES") of the capital stock of Production Operators Corporation, a Delaware corporation ("POC"), from CII,
(ii) a 35.5% equity interest in and a $7,952,000 loan to (the "HARWAT INTEREST") Harwat International Finance N.V., a Curacao limited liability company ("HARWAT"), from SOHL, (iii) a 30% equity interest in and a $79,185,000 loan to ("WILPRO INTEREST") WilPro Energy Service (PIGAP II) Limited, a Cayman Islands company ("WILPRO"), from Surenco, (iv) the contracts and other assets of Operational Services, Inc.'s Mechanical Services Group listed on EXHIBIT 1.1A (the "OSI ASSETS") and (v) the contracts and other assets of STC relating to the Rocky Mountain gas processing plant listed on EXHIBIT 1.1B (the "ROCKY MOUNTAIN ASSETS"). In addition, STC, SOHL and Purchaser shall enter into the Alliance Agreement. The consummation of the transactions contemplated in this SECTION 1.1 shall be referred to herein as the "Closing".

         1.2 CONSIDERATION/ALLOCATION.

                  (a) Subject to the terms and conditions hereof, and subject to the adjustments specified in SECTION 1.3 hereof, the aggregate amount (the "AGGREGATE PURCHASE PRICE") paid by Hanover for the Schlumberger Equity Interests, the OSI Assets, the Rocky Mountain Assets and the Alliance Agreement, which shall be allocated by the Parties in accordance with SECTION 1.2(c), shall consist of: (i) the following amounts paid at Closing: (A) Two Hundred Seventy Million Dollars ($270,000,000) in cash, (B) One Hundred Fifty Million Dollars

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$150,000,000) in the form of a subordinated promissory note having the terms set forth on the Term Sheet attached hereto as EXHIBIT 1.2 (the "HANOVER NOTE") and (C) a number of shares of Hanover common stock ("HANOVER STOCK") having a value (without giving effect to any restrictions on transfer) of Two Hundred Eighty Three Million Dollars ($283,000,000), as provided in SECTION 1.2(b), and (ii) upon any draw down on a financing of the PIGAP II project owned by WilPro, the net amount of the draw down multiplied by 30% until an aggregate of Fifty Eight Million Dollars ($58,000,000) in cash has been paid to Surenco.

                  (b) The Hanover Stock to which Sellers shall be entitled on the Closing Date according to the terms of this ARTICLE I shall be the number of such shares equal to the quotient of the purchase price to be paid in the form of Hanover Stock divided by the Average Closing Price. The "Average Closing Price" shall mean the average of the closing prices (the "UNCOLLARED AVERAGE") of one share of Hanover Stock on the New York Stock Exchange as reported in The Wall Street Journal for the thirty (30) days on which the New York Stock Exchange is open and available for at least five (5) hours for the trading of securities immediately prior to the earlier to occur of (i) the tenth day following the day on which the final condition to closing set forth in SECTION 6.3, SECTION 6.4, SECTION 6.6, SECTION 7.3, SECTION 7.4 and
SECTION 7.6 is satisfied or waived and (ii) the Closing Date; provided, however, that if the UnCollared Average exceeds $41.50, the Average Closing Price shall equal $41.50, and if the UnCollared Average is less than $32.50, the Average Closing Price shall equal $32.50. For these purposes, during such thirty (30) day period, Hanover or its Affiliates shall not purchase or cause to be purchased any of the outstanding Hanover Stock and Sellers or their Affiliates shall not sell or cause to be sold any of the outstanding Hanover Stock; provided, however, that Hanover may purchase up to 300,000 shares of Hanover Stock to fulfill its contractual obligations to participants under its 401(k) plan. The Parties agree that the calculation of Average Closing Price shall be carried to five (5) decimal places.

                  (c) Subject to the adjustments specified in SECTION 1.3, the final allocation of the Aggregate Purchase Price among the Sellers shall be as set forth on SCHEDULE 1.2(c).

                  (d) Immediately prior to the Closing, the Sellers may cause POC to pay such Sellers cash (and may cause each POC Company to pay to POC any component thereof); provided, that after giving effect to such payments, the excess of current assets over current liabilities to be shown on the Closing Balance Sheet shall not be less than Ten Million Dollars ($10,000,000). Each Seller may cause: (i) POC to make any such payments to Sellers in the form of a dividend or a redemption, and (ii) any POC Company to make any such payment to POC in the form of a dividend, a redemption, or an inter-company loan.

                  (e) The parties agree that they shall use the discount percentage set forth on SCHEDULE 1.2(e) as the value of the Hanover Stock for all tax, accounting or other reporting purposes; provided, however, that the determination of such value shall not affect the amount of Hanover Stock issued pursuant to SECTION 1.2(b) hereof.

         1.3 PURCHASE PRICE ADJUSTMENT.

                  (a) The Aggregate Purchase Price shall be adjusted by the difference between the Actual Net Worth of the POC Companies (including Schlumberger's equity ownership in the

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Transferred Joint Venture Companies) on the Closing Date and the Target Net
Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies). As set forth below, such adjustments shall occur in two stages: (i) on the Closing Date, the Parties shall adjust the Aggregate Purchase Price to reflect the difference between the Estimated Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies) and the Target Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies), and (ii) upon delivery of the True-Up Balance Sheet, the Parties shall adjust the Aggregate Purchase Price to reflect the difference between the Actual Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies) and the Estimated Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies). If the relevant Estimated Net Worth with respect to the POC Companies, the Harwat Interest or the WilPro Interest is less than the relevant Target Net Worth, then the applicable Seller shall remit to Purchaser on the Closing Date an amount equal to such difference. If the relevant Estimated Net Worth with respect to the POC Companies, the Harwat Interest or the WilPro Interest is greater than the relevant Target Net Worth, then Purchaser shall remit to the applicable Seller on the Closing Date an amount equal to such difference.

                  (b) CLOSING BALANCE SHEET. In order to determine the Estimated Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies), at or prior to the Closing Date, Schlumberger shall prepare and deliver to Purchaser, or cause to be prepared and delivered, at its own expense, a consolidated balance sheet for the POC Companies, which includes the Harwat Interest and the WilPro Interest, dated as of the last day of the month preceding the month in which the Closing occurs (the "CLOSING BALANCE SHEET").

                  (c) TRUE-UP BALANCE SHEET. Within seventy-five (75) days following the Closing Date, Purchaser shall prepare and deliver to Schlumberger, or cause to be prepared and delivered, at its own expense, a consolidated balance sheet for the POC Companies, which includes the Harwat Interest and the WilPro Interest, dated as of the Closing Date (the "TRUE-UP BALANCE SHEET") showing the Net Worth of the POC Companies, the Harwat Interest and the WilPro Interest, in each case, at the Closing Date (as adjusted pursuant to this SECTION 1.3(c), the "ACTUAL NET WORTH"). If Schlumberger notifies Purchaser that it accepts the True-Up Balance Sheet or fails to notify Purchaser in writing that it disputes the True-Up Balance Sheet within fifteen (15) days of receipt of the True-Up Balance Sheet, then Purchaser shall pay to the applicable Seller the amount, if any, by which the applicable Actual Net Worth is greater than the applicable Estimated Net Worth, and the applicable Seller shall pay to Purchaser the amount, if any, by which the applicable Estimated Net Worth, is greater than the applicable Actual Net Worth.

                  (d) PREPARATION AND ACCESS. The Closing Balance Sheet and the True-Up Balance Sheet: (i) shall be prepared in all respects in accordance with GAAP and consistent with Schlumberger's past practices, using the equity method for the interests in the Transferred Joint Venture Companies, (ii) shall not take into consideration any events occurring after the Closing Date and (iii) except as set forth in SECTION 1.3(i) and SECTION 1.3(j), shall not account for the Excluded Liabilities or the Excluded Assets. Schlumberger shall permit Purchaser's accountants

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reasonable access to and review of all books and records, work papers, and other pertinent information requested from time to time for the review of the Closing Balance Sheet and the preparation of the True-Up Balance Sheet.

                  (e) DISPUTES. If Schlumberger notifies Purchaser in writing within fifteen (15) days after receipt of the True-Up Balance Sheet that Schlumberger disagrees with the determination of the Actual Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies), and that such dispute would result in an adjustment to the Actual Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies) on an aggregate basis of at least One Million Dollars ($1,000,000), and such notice states with reasonable specificity the basis for such disagreement, the Parties shall attempt in good faith to resolve such dispute as soon as possible. Excluding any disputed amount, Schlumberger shall pay to Purchaser the amount, if any, by which the Estimated Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies) is greater than the Actual Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies) or Purchaser shall pay to Schlumberger the amount, if any, by which the Actual Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies) is greater than the Estimated Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies). If the Parties are unable to resolve such dispute within thirty (30) days after Purchaser's receipt of such notice, the Parties shall as soon as reasonably practicable thereafter jointly submit such dispute for arbitration to an independent mutually acceptable certified public accounting firm (or, if the Parties cannot agree within seven (7) days on such an arbitrating accounting firm, to the Houston office of Deloitte & Touche L.L.P. (the "ARBITRATING ACCOUNTING FIRM")) for the purpose of resolving the dispute set forth in such notice. The review performed by the Arbitrating Accounting Firm shall be limited to the issues identified in the notice, which issues shall only relate to whether the Actual Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies), as shown on the True-Up Balance Sheet, has been calculated correctly based on the principles set forth in the first sentence of SECTION 1.3(d). The Arbitrating Accounting Firm shall review and decide the issue or issues within thirty (30) days after such submission. The decision of the Arbitrating Accounting Firm shall be set forth in writing and delivered to the Parties, and shall be final and binding. If the aggregate Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies) as determined by the Arbitrating Accounting Firm differs by more than One Million Dollars ($1,000,000) from the Actual Net Worth of the POC Companies (including Schlumberger's equity ownership in the Transferred Joint Venture Companies), then such difference shall be settled between the Parties not later than the third (3rd) business day after delivery of the written decision by the Arbitrating Accounting Firm, in accordance with the method set forth in SECTION 1.3(f). In case of any such payment, interest shall be due from the Closing Date. The fees and costs of the Arbitrating Accounting Firm shall be borne equally by Schlumberger and Purchaser.

                  (f) PAYMENTS AND INTEREST. Any payments called for by SECTION 1.3(a), SECTION 1.3(c) or SECTION 1.3(e) shall be made by wire transfer of same-day funds, not later than the third (3rd) business day after the amount of the payment is determined under the applicable section. Any payments called for by SECTION 1.3(i) or SECTION 1.3(j) shall be made by wire

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transfer of same-day funds on the date specified in the applicable section.
Interest shall be added to any amounts payable under this SECTION 1.3, and shall be calculated at the prime interest rate as reported in THE WALL STREET JOURNAL on the Closing Date (the "PRIME INTEREST RATE") on an annual basis, pro-rated for the actual number of days between the Closing Date and the date the payment is made.

                  (g) ALLOCATION OF PAYMENTS AND RECEIPTS BY SELLERS. Any payment to or from Sellers under this SECTION 1.3 relating to the POC Companies or the POC Joint Venture Companies shall be made by or to STC or CII. Any payment to or from Sellers under this SECTION 1.3 relating to the WilPro Companies or the Harwat Companies shall be made by or to Surenco or SOHL.

                  (h) DEFERRED TAX LIABILITIES. The amount of the Deferred State Income Taxes payable reflected in the POC Companies' account number 230010 and the Deferred Federal Income Taxes payable reflected in the POC Companies' account number 230021 shall be excluded from the Balance Sheet, the Closing Balance Sheet and the True-Up Balance Sheet.

                  (i) CURRENT TAX LIABILITIES. The POC Companies' current State Income Taxes payable account number 210010 and Federal Income Taxes payable account number 210020 (the balances of which accounts as of May 31, 2001 are reflected in SCHEDULE 1.3(i)) shall be included in the Balance Sheet, the Closing Balance Sheet and the True-Up Balance Sheet solely for the purpose of this SECTION 1.3 notwithstanding the fact that the liabilities represented by these accounts are Excluded Liabilities. The Purchaser shall pay to the Sellers the amount reflected in those accounts as of the Closing Date on the first quarterly tax payment date following the Closing Date.

                  (j) OTHER EXCLUDED ASSETS AND EXCLUDED LIABILITIES. The assets and liabilities listed on SCHEDULE 1.3(j) shall be included in the Balance Sheet, the Closing Balance Sheet and the True-Up Balance Sheet solely for the purpose of this SECTION 1.3 notwithstanding the fact that the assets and liabilities represented by these accounts are Excluded Assets and Excluded Liabilities. The Purchaser shall pay to the Sellers on January 1, 2002 the amount of the liabilities reflected in those accounts listed in
SCHEDULE 1.3(j) as of the Closing Date less the amount of the assets reflected in those accounts listed in SCHEDULE 1.3(j) as of the Closing Date.

         1.4 EXCLUDED ASSETS. The Purchaser will not acquire any of the Excluded Assets. As such, the Parties agree that the Excluded Assets shall be transferred out of the POC Companies to Sellers or any non-POC Company Affiliate of Sellers prior to the Closing.

         1.5 EXCLUDED LIABILITIES. Except as set forth in SECTION 1.3(i) and
SECTION 1.3(j), notwithstanding any other provision of this Agreement, Purchaser shall not assume, or otherwise be responsible for, any Excluded Liabilities.

         1.6 CONTRACT ASSIGNMENTS. Effective as of the Closing, CII shall assign to Hanover or a designated Affiliate of Hanover, and Hanover or its designated Affiliate shall assume, all rights and obligations of CII under the agreements set forth on SCHEDULE 1.6.

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         1.7 PIGAP PUT; PRIORITY OF SET-OFF BY SCHLUMBERGER.

                  (a) Purchaser and Hanover shall use commercially reasonable efforts to cause WilPro to accomplish "Project Substantial Completion" as defined in the PIGAP II SERVICES AGREEMENT dated as of April 16, 1999 between PDVSA PETROLEO Y GAS, S.A. and WILPRO ENERGY SERVICES (PIGAP II) LIMITED (the "PIGAP II Agreement") and any tests necessary for the PIGAP II financing to become non-recourse to Hanover and its Affiliates on or before December 31, 2002. If "Project Substantial Completion" does not occur on or before December 31, 2002, or if the PIGAP II financing has not become non-recourse without giving effect to any third party guarantees or credit support to Hanover and its Affiliates as of that date, Purchaser will have the right, at its sole discretion, to give Surenco notice at any time from January 1, 2003 until January 31, 2003 that Purchaser desires to put the WilPro Interest back to Surenco pursuant to the terms of this Section 1.7(a) (the "PIGAP Put"). On or before the date that is thirty (30) days after Purchaser notifies Surenco in writing that Purchaser will exercise the PIGAP Put, Surenco shall, subject to the Schlumberger right of set-off in Section 1.7(b) hereof, return to Purchaser (i) the portion of the Aggregate Purchase Price allocated to the WilPro Interest in SCHEDULE 1.2(c) and paid at Closing with interest from the date of receipt of such payments at the prime rate as set forth in the WALL STREET JOURNAL as of the Closing Date, plus (ii) the amount of any cash contributions made by Purchaser and its Affiliates to WilPro after Closing plus interest accrued thereon at the prime interest rate as reflected in the WALL STREET JOURNAL as of the last business day prior to the contribution and
(iii) less the amount of any cash distribution received by Purchaser and its Affiliates from WilPro after Closing plus interest accrued thereon at the prime interest rate as reflected in the WALL STREET JOURNAL as of the last day business day prior to the distribution (the sum of (i)+(ii)-(iii) being the "PIGAP Consideration") and Purchaser shall deliver to Surenco certificates evidencing the WilPro Interest, duly endorsed in blank or accompanied by duly executed stock powers. At such time as WilPro (A) satisfies the Project Substantial Completion test under the PIGAP II Agreement and (B) the PIGAP II financing, if any, becomes non-recourse to Hanover and its Affiliates, the PIGAP Put shall expire and have no further value.

                  (b) Notwithstanding anything herein to the contrary, in the event that the Purchaser shall exercise the PIGAP Put, Schlumberger shall have the right to one or a series of set-offs aggregating the PIGAP Consideration against all obligations of payment owed to Schlumberger by Hanover or Purchaser in the following order of priority:

                           (i) Any amount the Parties agree is owed to SOHL and
Surenco under Section 1.3 hereof.

                           (ii) Any amount the Parties agree is owed to SOHL and
Surenco pursuant to Section 9.3 and Section 9.8 hereof.

                           (iii) Any amount the Parties agree is owed to
Schlumberger pursuant to Section 1.3, Section 9.3 or Section 9.8 hereof.

                           (iv) Any other amount the Parties agree is owed to
Sellers under any Related Agreement.

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                  (c) If (i) the Sellers or any of their Affiliates have to
make aggregate payments in excess of $10 million pursuant to the terms of the Project Completion Agreement as defined under the PIGAP II financing documents among Schlumberger and/or its Affiliates, WilPro, Overseas Private Investment Corporation and SACE relating to the PIGAP II financing for the PIGAP II project of WilPro, or (ii) the Project Completion Agreement is still outstanding as of December 31, 2002, the Sellers shall give Purchaser written notice of that fact and Purchaser shall either, at its sole discretion, within ten (10) days of receipt of that notice, exercise the PIGAP Put or pay to Sellers and their Affiliates the aggregate amount the Sellers and their Affiliates paid under the Project Completion Agreement (or if the Project Completion Agreement is still outstanding as of December 31, 2002, cause the Sellers and their Affiliates to be released from any obligations under the Project Completion Agreement). If the Purchaser exercises the PIGAP Put, on or before the date that is thirty (30) days after Purchaser notifies Surenco in writing that Purchaser will exercise the PIGAP Put, Surenco shall, subject to the Schlumberger right of set-off in Section 1.7(b) hereof, and subject to the next sentence hereof, return to Purchaser the PIGAP Consideration and Purchaser shall deliver to Surenco certificates evidencing the WilPro Interest, duly endorsed in blank or accompanied by duly executed stock powers. The Parties agree that if Purchaser or its Affiliates pay to Surenco any amounts to cover amounts paid by Surenco and its Affiliates under the Project Completion Agreement, the amounts so paid are not part of the PIGAP Consideration or otherwise subject to being returned to Purchaser. In addition, any capital contribution made by Purchaser or its Affiliates to WilPro after it has reimbursed Surenco for amounts paid under the Project Completion Agreement shall be not subject to return by Surenco if Purchaser later exercises the PIGAP Put.

                  (d) If Surenco has not received Fifty Eight Million Dollars ($58,000,000) pursuant to SECTION 1.2(a)(ii) by December 31, 2001, interest shall begin accruing at the prime interest rate as reported in the WALL STREET JOURNAL on the first business day after December 31, 2001 on the difference between $58,000,000 and the amount received pursuant to SECTION 1.2(a)(ii). If Purchaser exercises the PIGAP Put, the accrued interest shall be cancelled. If, however, the PIGAP Put expires, then the Affiliate of Purchaser that owns the WilPro Interest directly shall pay to Surenco the amount of the accrued interest within three (3) days of the expiration of the PIGAP Put.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except as set forth in the Disclosure Statement delivered by the Sellers to Purchaser and Hanover in connection herewith, each Seller represents and warrants to Purchaser as follows as of the date of this Agreement and the Closing Date:

         2.1 ORGANIZATION. Each Seller and POC Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or partnership power and authority and all material licenses, permits and authorizations necessary to own or lease and operate its properties and to carry on its business as now being conducted. Each POC Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction listed on SCHEDULE 2.1, which jurisdictions constitute all of the jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified,

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licensed or in good standing would not have a Material Adverse Effect. The
Sellers have delivered to Purchaser a true and correct copy of the certificate of incorporation and bylaws (or other applicable charter documents at non-U.S. or non-corporate entities) ("CHARTER DOCUMENTS") of each POC Entity, in each case as amended to the date hereof and each of such documents is in full force and effect. No POC Entity is in default or in violation of any provision of its Charter Documents.

         2.2 CAPITALIZATION; SELLER'S OWNERSHIP OF POC COMPANIES AND INTEREST IN JOINT VENTURE COMPANIES.

                  (a) SCHEDULE 2.2 sets forth: (i) all of the outstanding capital stock of POC and each Person for which POC, directly or indirectly, owns: (A) more than 50% of the outstanding capital stock or other equity interests (all such Persons, together with POC, being referred to as a "POC COMPANY" or the "POC Companies"), and (B) some, but not more than 50% of the outstanding capital stock or other equity interests (each such Person being referred to as a "POC JOINT VENTURE COMPANY"), (ii) all of the capital stock of Harwat and each Person for which Harwat, directly or indirectly, owns any capital stock or equity interest (the "HARWAT COMPANIES"), (iii) all of the capital stock of WilPro and each Person for which WilPro, directly or indirectly, owns any capital stock or equity interest (the "WILPRO COMPANIES" and, together with the POC Joint Venture Companies and the Harwat Companies, the "TRANSFERRED JOINT VENTURE COMPANIES"), (iv) all of the indebtedness owed by any Transferred Joint Venture Company to any Seller or Affiliate of the Sellers and (v) for each POC Company, each POC Joint Venture Company, each Harwat Company, and each WilPro Company (collectively, the "POC ENTITIES"), its name, structure (i.e., corporation, partnership, limited liability company, etc.), and jurisdiction of incorporation, formation or organization, as applicable. The authorized, issued and outstanding capital stock of each of the POC Entities is as set forth on SCHEDULE 2.2, and the issued and outstanding capital stock of each of the POC Entities is duly authorized, validly issued, fully paid and nonassessable.

                  (b) There are no outstanding options, rights, warrants, contracts, or commitments for the issuance or sale by the Sellers or any of the POC Entities of, or any securities of any of the POC Entities convertible into or exchangeable for, any shares of capital stock of any of the POC Entities (whether treasury or issued and outstanding), and there is no agreement or arrangement not yet fully performed which would result in the creation of any of the foregoing.

                  (c) Sellers own and have, and at the Closing shall transfer to Purchaser, good and valid title to the Schlumberger Equity Interests, free and clear of all Liens, except for those set forth on SCHEDULE 2.2. The capital stock of POC to be purchased by Purchaser hereunder constitutes all the issued and outstanding capital stock of POC. The capital stock of Harwat to be purchased by Purchaser hereunder represents a 35.5% interest in the profits, capital and distributions of Harwat as of the Closing Date and is all of the capital stock of Harwat owned by Sellers or any of their Affiliates. The loan to Harwat to be purchased by Purchaser hereunder represents all of the indebtedness of Harwat to Sellers and their Affiliates. The capital stock of WilPro to be purchased by Purchaser hereunder represents a 30% interest in the profits, capital and distributions of WilPro as of the Closing Date and is all of the capital stock of WilPro owned

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by Sellers or any of their Affiliates. The loan to WilPro to be purchased by
Purchaser hereunder represents all of the indebtedness of WilPro to Sellers and their Affiliates.

         2.3 AUTHORITY OF SELLERS. Sellers have full corporate (or other applicable entity) power and authority to enter into this Agreement and to carry out the transactions contemplated herein to be performed by Sellers. The execution, delivery, and performance by Sellers of this Agreement, the other agreements contemplated hereby, and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Sellers. No other corporate act or proceeding on the part of any Sellers, its board of directors (or other managing body), or its equityholders is necessary to authorize the execution, delivery, or performance by such Seller of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by each Seller will each constitute, a valid and binding obligation of such Seller, enforceable against same in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and to general equity principles.

         2.4 NO CONFLICT/CONSENTS. Except as set forth on SCHEDULE 2.4, the execution and delivery of this Agreement by each Seller does not, and the consummation of the transactions contemplated hereby and performance by such Seller of its obligations hereunder will not: (a) violate, conflict with, or result in a breach by such Seller, or any POC Entity of any term, condition or provision of the Charter Documents of such Seller or such POC Entity, (b) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default by such Seller or any POC Entity (or create an event which, with the giving of notice or lapse of time or both, would constitute such a default) or give rise to any right of termination, cancellation, or acceleration under, any agreement, lease, instrument, mortgage, license or franchise to which such Seller, or any POC Entities is a party, or by which any of their respective properties are bound, (c) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default by such Seller or any POC Entity (or create an event which, with the giving of notice or lapse of time or both, would constitute such a default) or give rise to any right of termination, cancellation, or acceleration under, any joint venture agreement with respect to a POC Joint Venture Company, Harwat, or WilPro, (d) result in the creation of any Lien upon any of such Seller's or any POC Entity's respective properties or give to others any interest or right in any of their respective properties, including, but not limited to, a right to purchase any of such properties, or
(e) except for applicable requirements of the HSR Act, and as otherwise set forth on SCHEDULE 2.4, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority. Except as set forth on SCHEDULE 2.4, the failure of any Person not a party hereto to authorize or approve this Agreement will not give any Person the right to enjoin, rescind or otherwise prevent or impede the sale of the Schlumberger Equity Interests to Purchaser in accordance with the terms of this Agreement or to claim ownership in any of the Schlumberger Equity Interests following the Closing or to obtain damages from, or any other judicial relief against, Purchaser as a result of the transactions carried out in accordance with the provisions of this Agreement.

         2.5 BOOKS AND RECORDS. The minute books and stock record books of the POC Companies, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (whether or not subject to the Exchange Act). The minute books of the POC Companies contain materially accurate and complete records of all meetings held of, and all action taken by, the stockholders, the boards of directors (or other governing board with respect to such entity) and committees of such boards of directors (or such governing board), and no meeting of any such stockholders, board of directors (or other governing board with respect to such entity) and committees of such boards of directors (or such governing board), has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the POC Companies. Any minutes of the Transferred Joint Venture Companies delivered to Purchaser in connection herewith, are, to the knowledge of the Sellers, true, complete and correct in all respects.

         2.6 PERSONAL PROPERTY. The POC Entities have good and valid title to, or a valid leasehold interest in, the personal properties, assets and equipment used by them and shown on the Balance Sheet or the POC Financial Statements or acquired after the date thereof (except for property sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except for: (a) Liens reflected in the POC Financial Statements, (b) Liens arising by operation of Law for taxes not yet due and payable, (c) the rights of customers, suppliers, and subcontractors in the ordinary course of business under general principles of commercial law, (d) Liens that do not, individually or in the aggregate, materially and adversely restrict or affect the POC Entities' current use and enjoyment of such property or materially or adversely affect the market value of such property, and (e) Liens noted on SCHEDULE 2.6 (collectively, the "PERMITTED PERSONAL PROPERTY LIENS").

         2.7 REAL PROPERTY.

                  (a) SCHEDULE 2.7(a) contains a true, complete and correct list separated by category, as of the date hereof, of all real property owned (the "OWNED REAL PROPERTY") or leased (the "LEASED REAL PROPERTY") by any POC Entity. Seller has delivered or made available to Purchaser copies of the deeds, leases or other instruments by which such real property is owned or leased by the POC Companies, and all such deeds, leases or other instruments are listed on SCHEDULE 2.7(a).

                  (b) The POC Entities own the Owned Real Property in fee simple and hold the leasehold interests in the Leased Real Property free and clear of all Liens, except: (i) Liens disclosed in SCHEDULE 2.7(b), (ii) mortgages or security interests shown on the POC Financial Statements as securing specified liabilities or obligations, (iii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the POC Financial Statements and disclosed in SCHEDULE 2.7(b) (such mortgages and security interests being limited to the property or assets so acquired), (iv) Liens for current Taxes and assessments and other charges by any Governmental Authority not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings, and (v) imperfections of title that, individually or in the aggregate, do not materially and adversely affect the market value of such property (collectively, the "PERMITTED REAL PROPERTY LIENS").

                  (c) Except as described on SCHEDULE 2.7(c):

                           (i) There are no pending or, to the knowledge of
any Seller, threatened actions seeking to expropriate or condemn all or any part of the Owned Real Property which would materially and adversely affect the current use, occupancy, value or marketability thereof.

                           (ii) There are no leases, subleases, licenses,
concessions, or other agreements, written or oral, to which any POC Entity is a party, granting to any party the right of use or occupancy of any portion of such Owned Real Property, and there are no outstanding options to purchase, lease or use, or rights of first refusal to purchase such Owned Real Property, or any portions thereof or interests therein to which any POC Entity is a party.

                  (d) Except as described in SCHEDULE 2.7(d), with respect to each Leased Real Property, the lease or sublease is valid, legally binding and enforceable by and against the POC Company party thereto in accordance with its terms, and in full force and effect, and no breach or default by such POC Company party thereto or, to the knowledge of Sellers, any of the other parties thereto exists, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by a POC Company or by Sellers or permit termination, modification, or acceleration thereunder.

         2.8 NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 2.8, the POC Entities have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, choate or inchoate, or otherwise), except for liabilities or obligations reflected or reserved against in the Balance Sheet or liabilities incurred in the ordinary course of business after the date of the Balance Sheet

         2.9 ACCOUNTS RECEIVABLE. All accounts receivable of the POC Companies that are reflected on the Closing Balance Sheet or the Balance Sheet (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations enforceable in accordance with their terms arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth in SCHEDULE 2.9 or paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date materially collectible net of the respective reserves shown on the Closing Balance Sheet or the Balance Sheet (which reserves are calculated in accordance with GAAP and in a manner consistent with Schlumberger's past practice). There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract or agreement with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable, except as set forth on SCHEDULE 2.9.

         2.10 INTELLECTUAL PROPERTY.

                  (a) The POC Entities own or possess adequate and enforceable licenses or other rights to use (including foreign rights) all Intellectual Property used or employed in the business of the POC Companies and such rights will not cease to be valid rights of the POC Entities by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. The POC Entities own or possess all the

Intellectual Property necessary to operate their respective businesses as currently being conducted.

                  (b) SCHEDULE 2.10 sets forth a list of all of the Intellectual Property (excluding those items that would come within clause
(e) of the definition of Intellectual Property) of the POC Companies.
SCHEDULE 2.10 sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each registered trademark and registered service mark, the application serial number or registration number, the classes of goods and services covered and the expiration date for each country in which a trademark or service mark has been registered, and (iii) for each copyright, the number and date of filing for each country in which a copyright has been filed. All pending patent applications have been duly filed.

                  (c) Except as shown on SCHEDULE 2.10, no POC Company has any obligation to compensate any person for the use of any Intellectual Property, and no POC Company has granted to any person any license, option, or other rights to use in any manner any of its Intellectual Property, whether requiring the payment of royalties or not, other than licenses to the POC Companies of franchises or other licenses in the ordinary course of business.

                  (d) No POC Entity has received any written, or to the knowledge of Sellers, oral notice of invalidity or infringement of any rights of others with respect to any Intellectual Property. No person has notified any of the POC Companies in writing, or to the knowledge of Sellers, orally, that it is claiming any ownership of or right to use such Intellectual Property. No Person, to the knowledge of any Seller, is infringing upon any such Intellectual Property in any way. The use of the Intellectual Property by any of the POC Companies does not conflict with, infringe upon or otherwise violate the rights of any third party in or to such Intellectual Property, and no action has been instituted against or written notices received by any of the POC Companies that are presently outstanding alleging that the use of such Intellectual Property infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property.

         2.11 FINANCIAL STATEMENTS. The POC Financial Statements, as set forth in SCHEDULE 2.11, were prepared in accordance with GAAP and present fairly the financial position (i) of POC and POC's interest in the POC Companies and in the POC Joint Venture Companies, (ii) of Harwat and Harwat's interest in the Harwat Companies and (iii) of WilPro and WilPro's interest in the WilPro Companies for the periods and as of the dates thereof and the results of operations of the POC Entities and POC's interest in the POC Joint Venture Companies for such periods.

         2.12 NO MATERIAL ADVERSE CHANGE. Except as set forth on SCHEDULE 2.12, since May 31, 2001, there has not been any change in the business, operations, properties, assets, or financial condition of any of the POC Entities, and no event has occurred or circumstance exists, that could reasonably be expected to have a Material Adverse Effect.

         2.13 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
SCHEDULE 2.13 or as permitted under SECTION 1.4 hereof, since December 31, 2001, except to the extent reflected in the Balance Sheet, the POC Entities have conducted their businesses only in the ordinary course of business and there has not been any:

                  (a) Change in any POC Entity's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any POC Entity; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any POC Entity of any shares of any such capital stock.

                  (b) Amendment to the articles or certificate of incorporation, bylaws, limited liability company agreement, operating agreement or other organizational document, as the case may be, of any POC Entity.

                  (c) Payment or increase by any POC Company of any bonuses, salaries, or other compensation except in the ordinary course of business to any director, officer or employee, or, except in the ordinary course of business consistent with past practice, entry into any employment, severance, or similar contract or agreement with any director, officer, or employee.

                  (d) Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any POC Company.

                  (e) Damage to or destruction or loss of any assets or property of any POC Entity, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, or financial condition, of the POC Companies, taken as a whole.

                  (f) Entry into, termination of, or receipt of notice of termination of: (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract, agreement or transaction involving a total remaining commitment by or to any POC Entity of at least Five Hundred Thousand Dollars ($500,000).

                  (g) Sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of any POC Entity or mortgage, pledge, or imposition of any lien or other encumbrance other than Permitted Personal Property Liens and Permitted Real Property Liens on any material asset or property of any POC Entity, including the sale, lease, or other disposition of any Intellectual Property.

                  (h) Cancellation or waiver of any claims or rights with a value to any POC Entity in excess of Five Hundred Thousand Dollars ($500,000).

                  (i) Change in the accounting methods used by any POC Entity.

                  (j) Agreement or settlement or agreement to settle any claim or assessment for Taxes entered into on a basis that would increase the Tax liability of any of the POC Entities for a Post-Closing Tax Period, or the surrender of any right to claim a refund of Taxes or otherwise offset any Tax liability.

                  (k) Material election with respect to Taxes of any POC Entity.

                  (l) Agreement, whether oral or written, by any POC Company (or POC Entity if applicable) to do any of the foregoing.

         2.14 TAXES. Except as set forth on SCHEDULE 2.14:

                  (a) Except as set forth on SCHEDULE 2.14(a), all Tax Returns required to be filed by or with respect to each POC Company, and, to the knowledge of the Sellers, each Transferred Joint Venture Company, either separately or as a member of a group of corporations, have been timely filed with the appropriate Governmental Authorities. All such Tax Returns with respect to each POC Company and, to the knowledge of the Sellers, each Transferred Joint Venture Company are materially accurate, true and complete, and none of the POC Companies currently is the beneficiary of any extension of time to file any such Tax Return. The Sellers have delivered or made available to Purchaser complete and accurate copies of all of such Tax Returns relating to any Tax Periods of the POC Companies that are still subject to audit by a Governmental Authority.

                  (b) Each POC Company and, to the knowledge of the Sellers, each Transferred Joint Venture Company, has timely paid or made provision for the payment of all Taxes that have or may become due with respect to Tax Periods (or portions thereof) ending on or before the date hereof. The accruals and reserves with respect to such Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) provided in the Balance Sheet are adequate to cover all Taxes accruing or payable with respect to Tax Periods (or portions thereof) ending on or before the date hereof. All Taxes (including, without limitation, sales and use and employment taxes) that any POC Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority or other Person. The POC Companies have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which such POC Companies would have been obligated to collect or withhold Taxes.

                  (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the POC Companies, and none of the assets of such POC Companies is property that is required to be treated for Tax purposes as being owned by any other Person.

                  (d) There are currently no deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Authority against any of the POC Companies or, to the knowledge of the Sellers, any of the Transferred Joint Venture Companies. There are no current, pending or, to the Sellers' knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the POC Companies, and there are no matters under discussion with any Governmental Authority with respect to Taxes of the POC Companies. To the knowledge of Sellers, there are no current, pending or threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Transferred Joint Venture Companies, and there are no matters under discussion with any Governmental Authority with respect to Taxes of the Transferred Joint Venture Companies. SCHEDULE 2.14(d) sets forth for each POC Company the Tax Returns which have been audited within the last six years by the relevant Governmental Authorities for each period set forth on SCHEDULE 2.14(d). No power of attorney has been executed by or on behalf of any of the POC Companies with respect to any matters relating to Taxes that is currently in force. No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to any of the POC Companies. Set forth in SCHEDULE 2.14(d) for each POC Company are the jurisdictions in which such POC Company has filed Tax Returns within the last three tax years. No POC Company has received a written claim within the last three years by a Governmental Authority in a jurisdiction where a POC Company does not file Tax Returns that such POC Company may be subject to taxation in that jurisdiction.

                  (e) There are no Tax sharing, indemnity, allocation or similar agreements in effect as between any of the POC Companies or, to the Knowledge of Sellers, any Transferred Joint Venture Company and any other party (except for any such agreement between a Seller or any of its Affiliates, on the one hand, and the POC Entities on the other hand). The POC Companies and, to the knowledge of Sellers, the Transferred Joint Venture Companies, have no contractual obligations to indemnify any other Person with respect to Taxes.

                  (f) There are no overall foreign losses allocable to the POC Companies under Regulation Section 1.1502-9 subject to recapture.

                  (g) No POC Company will be required to recognize for Tax purposes in a Post-Closing Tax Period any income or gain which would otherwise have been required to be recognized under the accrual method of accounting in a Pre-Closing Tax Period as a result of Sellers or the POC Companies making a change in method of accounting or otherwise deferring the recognition of income or gain to a Post-Closing Tax Period as a result of the accounting method used in a Pre-Closing Tax Period.

                  (h) Except as set forth on SCHEDULE 2.14(h), none of the POC Companies is subject to any joint venture, partnership or other agreement, arrangement or contract that is treated as a partnership for Tax purposes.

                  (i) During the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (i) neither POC nor POI has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code, and (ii) neither Harwat nor WilPro has owned assets that constitute "United States real property interests" as defined in Section 897(c)(1) of the Code.

                  (j) No POC Company has made an election, and is required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of foreign, state or local Tax law or has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset of any POC Company.

                  (k) No POC Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

                  (l) No POC Company, the Sellers or any of their Affiliates or, to the knowledge of Sellers, any Transferred Joint Venture Company has requested or received any ruling from any Governmental Authority, or signed any binding agreement with any Governmental Authority (including, without limitation, any advance pricing agreement), that would impact the amount of Tax liability of any POC Company or, to the knowledge of Sellers, any Transferred Joint Venture Company after the Closing Date.

                  (m) Except as set forth on SCHEDULE 2.14(m), no POC Company has ever been a member of any affiliated group of corporations which has filed a combined, consolidated, or unitary return for federal, state, local, or foreign tax purposes, other than the Selling Group.

                  (n) No POC Company owns any debt obligation or any shares issued by Purchaser or any of its Affiliates.

                  (o) SCHEDULE 2.14(o) sets forth with respect to each of the POC Companies organized in a foreign jurisdiction: (i) the amount of current and accumulated earnings and profits as of the date hereof, and (ii) the amount of previously taxed income within the meaning of Section 959 of the Code as of December 31, 2000.

                  (p) Neither any of the Sellers nor the Purchaser would be required to include any amount in gross income with respect to any of the POC Companies or, to the knowledge of Sellers, any Transferred Joint Venture Company pursuant to Section 951 of the Code if the taxable year of each of the POC Companies and the Transferred Joint Venture Companies were deemed to end on the Closing Date. None of the POC Companies and, to the knowledge of Sellers, none of the Transferred Joint Venture Companies has an investment in "United States property" for purposes of Section 956 of the Code.

                  (q) Each of the POC Companies organized in a foreign jurisdiction and, to the knowledge of Sellers, each of the Transferred Joint Venture Companies organized in a foreign jurisdiction: (i) has not been engaged in a United States trade or business for federal income tax purposes,
(ii) has not been a passive foreign investment company within the meaning of the Code, (iii) has not consented at any time under any foreign tax provision similar to Section 341(f)(1) of the Code, to have provisions similar to
Section 341(f)(2) of the Code apply to any disposition of the POC Companies' or Transferred Joint Venture Companies', as applicable, assets, (iv) has not agreed, and, to the Seller's knowledge, is not required, under any foreign tax provision similar to Section 481(a) of the Code to make any adjustment by reason of a change in accounting method or otherwise, and (v) has not participated in or cooperated with an international boycott within the meaning of Section 999(b)(3) of the Code, nor has been requested to do so in connection with any transaction or proposed transaction.

                  (r) Each of STC, CII and POC is eligible to make an election under Section 338(h)(10) of the Code and the Regulations thereunder (and any comparable election under any relevant state or local law) with respect to the sale of the POC Shares and the deemed sale of the stock of POI pursuant to this Agreement.

         2.15 LITIGATION. Except as set forth on SCHEDULE 2.15, there is no written demand, claim, suit, action, arbitration or legal, administrative or other proceeding pending or, to the knowledge of Sellers, threatened against the POC Entities or any of their respective officers, directors, employees, assets, or properties.

         2.16 ERISA AND RELATED MATTERS.

                  (a) Set forth on Schedule 2.16 is a list of: (i) all benefit arrangements that are applicable to POC Employees (the "POC Benefit Arrangements") and (ii) all Benefit Plans that are maintained, contributed to or participated in by any of the POC Companies (the "POC Companies Plans") on the date hereof. Any POC Companies Plan which covers only POC Employees or Former POC Employees (or any of them) is indicated on Schedule 2.16 and is referred to herein as a "Subsidiary Plan".

                  (b) With respect to the Subsidiary Plans, the Sellers have supplied to Purchaser a true and correct copy of each such plan and, to the extent applicable, all applicable related trusts and amendments thereto, the most recent summary plan descriptions, summary of material modifications, favorable determination letters, actuarial reports, FAS-106 reports, the three most recently filed Form 5500 annual reports filed with the IRS and Department of Labor ("DOL"), and all filings made under the Voluntary Compliance Resolution or Closing Agreement Program or the DOL Delinquent
Filer Program. Sellers have supplied to Purchaser true and correct copies of all relevant POC Benefit Arrangements, which are written, and a written description of any such POC Benefit Arrangement, which is not in written form.

                  (c) All of the POC Companies Plans comply in form and operation in all material respects with all applicable requirements of Law, except such compliance failures which, individually or in the aggregate, can be corrected without material liability to the POC Companies under compliance programs made available by the IRS or DOL.

                  (d) Except as set forth on Schedule 2.16, all POC Companies Plans which are employee pension benefit plans as defined in Section 3(2) of ERISA and which are intended to comply with Section 401(a) of the Code qualify in form and have been maintained in compliance with Section 401(a) of the Code in all material respects.

                  (e) There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the relevant POC Companies Plans which could result in any liability to any POC Company.

                  (f) Except as set forth on Schedule 2.16, all accrued obligations of the POC Companies, whether arising by operation of Law, by contract or by past custom, for compensation, including bonuses, to its officers, directors, employees, consultants or agents, for Taxes and other obligations to any Governmental Authority payable by any of the POC Companies in connection with such compensation, and for payments with respect to any POC Companies Plan, have been paid, or adequate accruals for such obligations have been and are being made by the POC Companies, and will be reflected on the Closing Balance Sheet.

                  (g) There are no pending actions, suits or claims involving any POC Companies Plans other than routine claims for benefits and qualified domestic relations, medical or child support orders.

                  (h) None of the POC Companies Plans are multiemployer plans (as defined in Section 3(37) of ERISA).

                  (i) Except as set forth in Schedule 2.16, with respect to each POC Companies Plan which is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code: (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year, (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of "current value" of "assets" accrued but unpaid contributions), (iv) all "required installments" within the meaning of
Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply have been made when due, (v) none of Sellers, the POC Companies or any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code, (vi) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation ("PBGC"), (vii) no filing has been made by or on behalf of any ERISA Affiliate with the PBGC, (viii) no proceeding has been commenced by the PBGC to terminate any such Plan, and (ix) no condition exists which could constitute grounds for the termination of any such Plan by the PBGC.

                  (j) Except as set forth in Schedule 2.16, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment): (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any POC Employee, any POC Companies Plan or any POC Benefit Arrangement or otherwise, (ii) significantly increase any benefits otherwise payable under any POC Companies Plan, or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

                  (k) Except as set forth in Schedule 2.16, or as required by Law, no POC Companies Plan provides post-employment medical, disability or life insurance benefits. The POC Financial Statements accurately reflect the liability for any such post-employment benefits, as required by FAS-106.

                  (l) Except as disclosed on Schedule 2.16, no POC Company has any liability, contingent or otherwise with respect to any Benefit Plan maintained by the Sellers or any ERISA Affiliate thereof, which is not a POC Companies Plan.

                  (m) Except as set forth on Schedule 2.16: (i) each Foreign Plan is, and has been, established, registered (where required), qualified, administered, funded (where required), and invested in compliance in all material respects with the terms thereof and all applicable laws, (ii) with respect to each Foreign Plan, all required filings and reports have been made in a timely and complete manner with necessary governmental authorities, (iii) all obligations of the POC Companies to or under the Foreign Plans (whether pursuant to the terms thereof or any applicable laws) have been satisfied, and there are no outstanding defaults or violations thereunder by such POC Companies, (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Foreign Plan under applicable law or under any Foreign Plan or any agreement relating to a Foreign Plan, and (v) no taxes, penalties or fees are owing or assessable under any such Foreign Plan.

                  (n) To the knowledge of Sellers, no event has occurred with respect to any registered Foreign Plan which would result in the revocation of the registration of such Foreign Plan, or which would entitle any person (without the consent of the sponsor of such Foreign Plan) to wind up or terminate any such Foreign Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Foreign Plan.

                  (o) There are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any of the Foreign Plans. No contribution holidays have been taken under any such Foreign Plans. There have been no withdrawals of assets or transfers of assets from any such Foreign Plan, except in accordance with applicable laws.

         2.17 MATERIAL CONTRACTS.

                  (a) SCHEDULE 2.17(a) sets forth a complete and accurate list of each of the following contracts, instruments, leases, deeds and agreements relating to the business of each of the POC Companies to which Sellers or any POC Company is a party or by which any of them is bound other than contracts, instruments, leases, deeds and agreements to which POC Companies are the only parties (collectively, the "POC MATERIAL CONTRACTS"):

                           (i) Indentures, mortgages, loan agreements,
capital leases, security agreements, or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets.

                           (ii) Purchase or sales orders and other contracts
for the sales of goods and services (including leases of equipment) by Sellers or a POC Company, excluding any such orders or series of orders or contracts or series of contracts not involving payments to Sellers or a POC Company exceeding Five Hundred Thousand Dollars ($500,000) in any instance.

                           (iii) Contracts involving the expenditure by
Sellers or a POC Company of more than Five Hundred Thousand Dollars ($500,000) in any instance for the purchase of material, supplies, equipment or services.

                           (iv) Contracts not otherwise described in this
paragraph (a) that involve the expenditure by Sellers or a POC Company of more than Two Hundred Fifty Thousand Dollars ($250,000) and that are not terminable by Sellers or a POC Company without penalty on not more than ninety (90) days notice.

                           (v) Guarantees of the obligations of third parties.

                           (vi) Agreements which restrict Sellers, its
Affiliates or any POC Company from competing with any other person or entity or from conducting business in any geographic area.

                           (vii) Contracts or agreements (other than
employment agreements) with officers or other members of senior management of Sellers or a POC Company.

                           (viii) License agreements (as licensor or
licensee) with third parties (excluding end-user licenses granted to customers of Sellers or a POC Company) that involve expenditures or receipts by Sellers of more than One Hundred Thousand Dollars ($100,000).

                           (ix) Employment agreements with officers or other
members of senior management of Sellers or a POC Company.

                           (x) Contracts relating to the acquisition of any
business enterprise or the assets thereof.

                           (xi) Exclusive distributor, dealer or similar
contracts.

                           (xii) Agreements or contracts of which the primary
focus is indemnification arrangements.

                           (xiii) Any contract with the federal, state or
local government or any agency or department thereof.

                           (xiv) Commission agreements with any third parties.

                           (xv) Consulting agreements involving payments in
excess of One Hundred Thousand Dollars ($100,000) annually.

                           (xvi) Obligations under standby letters of credit,
guarantees, indemnity bonds and other credit support instruments heretofore issued on behalf of Sellers or a POC Company and outstanding as of the date hereof.

                           (xvii) Agreements or contracts pursuant to which
any third party has a purchase option, a buy-out option, a "put" right or any other similar right or option whatsoever.

                           (xviii) Agreements or contracts pursuant to which
any Person is entitled to an earn-out participation or other similar right entitling such Person to a portion of the profit of revenue of any POC Entity (other than any right enjoyed by such Person by virtue of his or her holding common stock of or a partnership interest in, as applicable, a POC Entity, or sales commissions of employees).

                  (b) SCHEDULE 2.17(b) sets forth a list of certain material agreements, contracts, instruments, leases and deeds of the Transferred Joint Venture Companies, which list contains all of the items that would be responsive to clauses (i), (ii), (v), (vi), (xvi) or (xvii) of SECTION 2.17(a) if such Section applied to the Transferred Joint Venture Companies (collectively the "JV MATERIAL CONTRACTS" and together with the POC Material Contracts, the "MATERIAL CONTRACTS").

                  (c) True and correct copies (or, if oral, written summaries) of each of the Material Contracts have been made available to Purchaser.

                  (d) Except as set forth in SCHEDULE 2.17(a) and SCHEDULE 2.17(b): (i) each Material Contract is in full force and effect, and is a valid and binding agreement of each Seller or the POC Entity, as applicable, and (to the knowledge of Sellers) each of the other parties thereto, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and other general equitable principles (whether considered in a proceeding in equity or at law), (ii) no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by (x) any Seller or any POC Entity party to any such Material Contract or (y) to the knowledge of any Seller, any other party to any such Material Contract, (iii) as of the date hereof, no party to any Material Contract has notified any Seller or any POC Entity in writing or, to the Sellers' knowledge, orally of any dispute with respect to a Material Contract and, to such Seller's knowledge, all parties to any such Material Contracts have complied in all material respects with the provisions thereof, and (iv) there are no renegotiations of, attempts to renegotiate, or outstanding rights being asserted in writing or, to the Sellers' knowledge, orally to renegotiate any material amounts paid or payable to any such POC Entity under current or contemplated contract or agreement with any Person and no such Person has made written demand for such renegotiation.

         2.18 BROKERS. Except for Salomon Smith Barney Inc., the fees and expenses of which shall be the responsibility of Sellers, no broker or investment banker acting on behalf of the Sellers or any of the POC Entities or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any POC Entities in connection with any of the transactions contemplated herein.

         2.19 INSURANCE. With respect to each POC Company and, to the knowledge of Sellers, each Transferred Joint Venture Company, (i) all relevant Insurance Policies are in full force and effect and insure against risks and liabilities to an extent and in a manner customary in the industry in which each relevant POC Entity operates, (ii) all premiums due with respect to such Insurance Policies prior to the date hereof have been paid by the Seller or the POC Entity covered thereby, (iii) the POC Entities have complied in all material respects with the provisions of such policies and have not received any written notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage, and (iv) no POC Entity is in default with respect to any provision contained in any such Insurance Policy.

         2.20 EMPLOYEES. Except as set forth on Schedule 2.20: (a) no POC Company or, to the knowledge of Sellers, Transferred Joint Venture Company is a party to a collective bargaining agreement or currently negotiating any such agreement, (b) no complaint against any POC Company or, to the knowledge of Sellers, Transferred Joint Venture Company is currently pending before the National Labor Relations Board or the Equal Employment Opportunity

Commission or before any analogous entity in any country, (c) no POC Company or, to the knowledge of Sellers, Transferred Joint Venture Company is materially delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (d) each POC Company and, to the knowledge of Sellers, Transferred Joint Venture Company is materially in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings and wages and hours, (e) each POC Company and, to the knowledge of Sellers, Transferred Joint Venture Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, (f) no POC Company or, to the knowledge of Sellers, Transferred Joint Venture Company is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (g) no employees of any POC Company or, to the knowledge of Sellers, Transferred Joint Venture Company are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by such POC Company or, Transferred Joint Venture Company because of the nature of the business presently conducted. Each Seller has made available to Purchaser true and complete copies of: (i) all severance agreements with directors, POC Employees, or consultants to any POC Company, (ii) all severance programs and policies of each such POC Company with or relating to such POC Employees, (iii) all plans, programs, agreements and other arrangements of each such POC Company with or relating to its directors, officers, employees or consultants which contain change in control provisions, (iv) any written material relating to the material personnel policies of any POC Company, and (v) any employment or other agreement of any employee or consultant (excluding consultants who are attorneys or accountants of public accounting firms) of any POC Company who is paid or entitled to payment by any POC Company in an amount exceeding, in the aggregate, Two Hundred Thousand Dollars ($200,000) for fiscal year 2000, or expected to exceed, in the aggregate, Two Hundred Thousand Dollars ($200,000) for fiscal year 2001.

         2.21 ENVIRONMENTAL.

                  (a) Except as set forth on SCHEDULE 2.21: (i) the POC Entities are currently and have in the past been in material compliance with all Environmental Laws, and (ii) there are no existing or, to the knowledge of Sellers, threatened Environmental Claims against any POC Entities.

                  (b) Except as set forth on SCHEDULE 2.21: (i) there have been no releases or threatened releases of Hazardous Substances on, upon or into any properties currently or previously owned, operated or leased by the POC Companies other than those authorized by Environmental Laws, (ii) there are no PCBs or asbestos located at or on any properties currently or previously owned, operated or leased by the relevant POC Companies, and (iii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with

(other than Environmental Permits) or liens by, any Governmental Authority relating to violations of any Environmental Laws which regulate, obligate or bind any POC Entities.

                  (c) True and correct copies of any environmental reports, audits or assessments which have been conducted, either by or on behalf of the POC Companies regarding any properties currently or previously owned, operated or leased by any of them have been made available to Purchaser and
SCHEDULE 2.21 lists such reports, audits and assessments.

         2.22 ENVIRONMENTAL PERMITS. The POC Companies: (i) are in possession of all permits, licenses, registrations and government authorizations ("ENVIRONMENTAL PERMITS") required under Environmental Laws for the current operation of their business, and (ii) are in material compliance with the requirements and limitations included in such Environmental Permits.

         2.23 AFFILIATE TRANSACTIONS. Set forth on SCHEDULE 2.23 is a list of each written agreement and material oral agreements (other than oral agreements for the provision of administrative or overhead-type services) to which: (a) each Seller or any Affiliate thereof provides material goods or services to any of the relevant POC Companies, or (b) any such POC Companies provides material goods or services to such Seller.

         2.24 COMPLIANCE WITH LAW; AUTHORIZATIONS.

                  (a) Each of the relevant POC Entities and the conduct of their respective businesses is and has been in substantial compliance with all applicable laws, rules or regulations of any federal, state, local or foreign government or agency thereof ("GOVERNMENT REGULATIONS") relating to the business, operations, assets or properties of such POC Entity. No such POC Entity has received any written or, to the knowledge of such Seller, other notice to the effect that, or otherwise been advised that, it is not in or may not be in compliance with any such Government Regulations.

                  (b) Each relevant POC Company has all licenses, permits, authorizations and approvals issued by any Governmental Authority (collectively, "PERMITS"), which are currently valid and in full force and effect, necessary to carry on their respective businesses as presently conducted except for those Permits which the failure to possess would not constitute a Material Adverse Effect.

         2.25 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article II, no Seller nor any other person or entity makes any other express or implied representation or warranty to Hanover or Purchaser.

         2.26 SECURITIES; RESALE. The Seller is not acquiring the Hanover Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Seller understands that except as provided in the Registration Rights Agreement (as defined in SECTION 5.7 hereof): (a) the Hanover Stock has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless: (i) subsequently registered thereunder, or (ii) an exemption exists permitting such Hanover Stock to be sold, assigned or transferred without such registration, and (b) except as set forth in the Registration Rights Agreement, neither Hanover nor any other person is under any obligation to register the Hanover Stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

         2.27 SUFFICIENCY OF ASSETS. The buildings, plants, structures, equipment, inventories and systems (other than systems that support services of the type Schlumberger typically provides its subsidiaries) of the POC Entities are sufficient for the continued conduct of the POC Entities after the Closing in substantially the same manner as conducted prior to the Closing.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF HANOVER AND PURCHASER

         Hanover and Purchaser jointly and separately represent and warrant to each of the Sellers as follows:

         3.1 ORGANIZATION. Each of Hanover and Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or partnership power and authority and all material licenses, permits and authorizations necessary to own or lease and operate its properties and to carry on its business as now being conducted. Hanover and Purchaser has delivered to Schlumberger a true and correct copy of the certificate of incorporation and bylaws of Hanover and the certificate of limited partnership and limited partnership agreement of Purchaser, in each case as amended to the date hereof and each of such documents is, to their knowledge, in full force and effect. Neither Hanover nor Purchaser is in default or in violation of any provision of its Charter Documents

         3.2 CAPITALIZATION.

                  (a) As of the date hereof, Hanover has authorized under its certificate of incorporation 200,000,000 shares of Hanover Stock and 3,000,000 shares of preferred stock, of which, as of May 11, 2001, seventy million three hundred sixteen thousand two hundred twenty-six (70,316,226) shares of Hanover Stock and no shares of preferred stock were issued and outstanding. Hanover has no other stock authorized, issued or outstanding,

                  (b) All issued and outstanding shares of Hanover Stock are validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, Hanover's certificate of incorporation or bylaws or any contract,

                  (c) There is no outstanding vote, plan or pending proposal for any redemption of stock of Hanover or any merger or consolidation of Hanover with or into any other entity,

                  (d) The Hanover Stock to be issued pursuant to the terms of this Agreement has been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable,

                  (e) All of the outstanding interests in Purchaser are owned by a wholly-owned subsidiary of Hanover, and all such shares are validly issued, fully paid and non-assessable, and

                  (f) As of May 11, 2001, except for options and warrants to purchase 7,805,178 shares of Hanover Stock, there are no outstanding options, warrants, rights (preemptive or otherwise) with respect to the capital stock of Hanover.

         3.3 AUTHORITY OF HANOVER AND PURCHASER. Hanover and Purchaser have full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery, and performance by Hanover and Purchaser of this Agreement, the other agreements contemplated hereby, and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Hanover and Purchaser. No other corporate act or proceeding on the part of either Hanover or Purchaser, their board of directors, or their shareholders is necessary to authorize the execution, delivery, or performance by Hanover and Purchaser of this Agreement or any other agreement contemplated hereby or thereby. This Agreement has been duly executed and delivered by Hanover and Purchaser. This Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Hanover and Purchaser will each constitute, a valid and binding obligation of Hanover and Purchaser, enforceable against Hanover and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and to general equity principles.

         3.4 BROKERS. Except for GKH Partners, L.P., Goldman, Sachs & Co. and J.P. Morgan Securities Inc., the fees and expenses of which shall be the responsibility of Purchaser, no broker or investment banker acting on behalf of Hanover or Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

         3.5 HANOVER SEC FILINGS; FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES.

                  (a) Hanover has timely filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (collectively, the "HANOVER SEC REPORTS") each of which complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, each as in effect on the date so filed. Hanover has heretofore delivered or made available to each Seller or (in the case of any such document not yet filed with the SEC, but to be filed prior to Closing) promptly will deliver or make available thereto, in the form filed with the SEC (including any amendments thereto), true and complete copies of the Hanover SEC Reports. Except to the extent revised or superseded by a subsequent filing with the SEC, none of the Hanover SEC Reports filed since January 1, 1998 and prior to the date hereof, contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and

                  (b) Each of the audited and unaudited financial statements of Hanover (including any related notes thereto) included in the Hanover SEC Reports, complies or, if not yet filed, will comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; has been or, if not yet filed, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis throughout the periods involved (except as may be indicated on the notes thereto) and fairly presents or, if not yet filed, will fairly present the consolidated financial position of Hanover at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

         3.6 NO CONFLICT; CONSENTS. Except as set forth on SCHEDULE 3.6, the execution and delivery of this Agreement by Hanover and Purchaser does not, and the consummation of the transactions contemplated hereby and performance by Hanover and Purchaser of their obligations hereunder will not: (a) violate, conflict with or result in a breach by Hanover and Purchaser of any term, condition or provision of the charter, by-laws or analogous organizational documents of Hanover or Purchaser, (b) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default by Hanover or Purchaser (or create an event which, with the giving of notice or lapse of time or both, would constitute such a default) or give rise to any right of termination, cancellation or acceleration under, any material agreement, lease, instrument, mortgage, license or franchise to which Hanover or Purchaser is a party, or by which any of their respective properties are bound, (c) result in the creation of any Lien in an amount greater than $5 million upon any of Hanover's or Purchaser's respective properties or give to others any interest or right in any of their respective properties, including, but not limited to, a right to purchase any of such properties, or (d) except for applicable requirements of the HSR Act, and as otherwise set forth on SCHEDULE 3.6, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority. Except as set forth on SCHEDULE 3.6, the failure of any Person not a party hereto to authorize or approve this Agreement will not give any Person the right to enjoin, rescind or otherwise prevent or impede the sale of the POC Shares or any POC Company to Purchaser in accordance with the terms of this Agreement or to obtain damages from, or any other judicial relief against, Seller as a result of the transactions carried out in accordance with the provisions of this Agreement.

         3.7 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 3.7 and to the extent set forth on the consolidated balance sheet of Hanover dated December 31, 2000, including the notes thereto, included in Hanover's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, or on the consolidated balance sheet of Hanover at March 31, 2001, including the notes thereto, included in Hanover's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 and, except for current liabilities incurred in the ordinary course of business since March 31, 2001, the Hanover Entities have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, choate or inchoate, or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, operations or financial condition of Hanover and its subsidiaries taken as a whole (a "HANOVER MATERIAL ADVERSE EFFECT") or a material adverse effect on the ability of Hanover or Purchaser to consummate the transactions contemplated by this Agreement.

         3.8 NO MATERIAL ADVERSE CHANGE. Except as set forth in SCHEDULE 3.8 or as disclosed in the Hanover SEC Reports publicly available prior to the date hereof, since March 31, 2001, there has not been any change in the business, operations, properties, assets, or condition of any of the Hanover Entities, and no event has occurred or circumstance exists that has resulted, or would reasonably be expected to result, in a Hanover Material Adverse Effect, provided, that, for purposes of this SECTION 3.8, a Material Adverse Effect shall not include: (a) changes to the industry or markets in which Hanover and its Affiliates operate that are not unique to Hanover or its Affiliates, and (b) any change resulting from the announcement or disclosure of the transactions contemplated herein.

         3.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
SCHEDULE 3.9, as contemplated by this Transaction or in connection with the financing of this Transaction, or as disclosed in the Hanover SEC Reports publicly available prior to the date hereof, since March 31, 2001 the Hanover Entities have conducted their businesses in all material respects only in the ordinary course of business and there has not been any amendment to the articles or certificate of incorporation, bylaws, limited liability company agreement, operating agreement or other organizational document, as the case may be, of any Hanover Entity.

         3.10 TAXES. Purchaser is eligible to make an election under Section 338(h)(10) of the Code and the Regulations thereunder with respect to its purchase of the POC Shares pursuant to this Agreement. Hanover is not a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

         3.11 LITIGATION. Except as set forth on SCHEDULE 3.11 or as disclosed in the Hanover SEC Reports publicly available prior to the date hereof, there is no demand, claim, suit, action, arbitration or legal, administrative or other proceeding pending or, to the knowledge of Hanover, threatened against the Hanover Entities or relating to the transactions contemplated by this Agreement or the Alliance Agreement, before any arbitrator, court or governmental or regulatory body, which could reasonably be expected to be decided unfavorably against any Hanover Entity, and, if so decided, would reasonably be expected to have a Hanover Material Adverse Effect or a material adverse effect on the ability of Hanover or Purchaser to consummate the transactions contemplated by this Agreement or the Alliance Agreement. No Hanover Entity has received any written or, to the knowledge of Hanover, oral notice that any Hanover Entity or any of their assets is subject to any decree, order or judgment which would reasonably be expected to have a Hanover Material Adverse Effect or a material adverse effect on the ability of Hanover or Purchaser to consummate the transactions contemplated by this Agreement or the Alliance Agreement.

         3.12     ERISA AND RELATED MATTERS.

                  (a) All benefit arrangements that are applicable to employees of Purchaser (the "HANOVER BENEFIT ARRANGEMENTS"), and all Benefit Plans that are maintained, contributed to or participated in by the Purchaser (the "HANOVER ENTITIES PLANS") comply in form and operation in all material respects with all applicable requirements of Law, except such compliance failures which, individually or in the aggregate, can otherwise be corrected without material liability to the Hanover Entities under compliance resolution programs made available by the IRS or Department of Labor.

                  (b) All Hanover Entities Plans which are employee pension benefit plans as defined in Section 3(2) of ERISA and which are intended to comply with Section 401(a) of the

Code qualify in form and have been maintained in compliance with Section 401(a) of the Code in all material respects.

              (c) None of the Hanover Entities Plans are subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code.

              (d) No Hanover Entities Plan provides post-employment medical, disability or life insurance benefits. The Hanover SEC Reports accurately reflect the liability for any such post-employment benefits, as required by FAS-106.

         3.13 ENVIRONMENTAL. Except as set forth in SCHEDULE 3.13 or disclosed in the Hanover SEC Reports publicly available prior to the date hereof, there are no existing or, to the knowledge of Hanover, threatened Environmental Claims against any Hanover Entity which could reasonably be expected to be decided unfavorably against such Hanover Entity and, if so decided, would reasonably be expected to have a Hanover Material Adverse Effect or a material adverse effect on the ability of Hanover or Purchaser to consummate the transactions contemplated by this Agreement.

         3.14 COMPLIANCE WITH LAW; AUTHORIZATIONS. Hanover and each of the Hanover Entities and the conduct of their respective businesses is and has been in compliance with all Government Regulations relating to the business, operations, assets or properties of Hanover and each Hanover Entity except for such failures that would not reasonably be expected to have a Hanover Material Adverse Effect or a material adverse effect on the ability of Hanover or Purchaser to consummate the transactions contemplated by the Agreement. No Hanover Entity has received any written or, to the knowledge of Hanover, other notice to the effect that, or otherwise been advised that, it is not in or may not be in compliance with any such Government Regulations except for such failures that would not reasonably be expected to have a Hanover Material Adverse Effect or a material adverse effect on the ability of Hanover or Purchaser to consummate the transactions contemplated by this Agreement.

         3.15 SECURITIES/RESALE. Neither Hanover nor Purchaser is acquiring the stock of POC, Harwat, or WilPro with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Hanover and Purchaser understands that: (a) the stock of POC, Harwat, or WilPro has not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless: (i) subsequently registered thereunder, or (ii) an exemption exists permitting such stock to be sold, assigned or transferred without such registration, and (b) neither Seller nor any other person is under any obligation to register such stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

         3.16 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, neither Hanover, Purchaser nor any other person or entity makes any other express or implied representation or warranty.

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                                   ARTICLE IV
                               COVENANTS OF SELLER

         Each Seller hereby covenants to and agrees with Hanover and Purchaser as follows:

         4.1 CORPORATE AND OTHER ACTIONS. Prior to the Closing Date, the Sellers shall use all commercially reasonable efforts to fulfill their obligations under this Agreement and to consummate the transactions contemplated hereby.

         4.2 FULL ACCESS. Prior to the Closing Date, the Sellers shall cause the POC Companies to, and use commercially reasonable efforts to cause the Transferred Joint Venture Companies to, afford Purchaser and its counsel, accountants, lenders, advisers and other authorized representatives, with reasonable prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of the POC Companies) to the respective premises, properties, personnel, books and records of the POC Companies or the POC Entities, as applicable, and any other assets or information that Purchaser reasonably deems necessary (but so as not to unduly disrupt the normal course of operations of the POC Companies or the POC Entities, as applicable) and shall furnish Purchaser with such financial and operating data concerning the POC Companies or the POC Entities, as applicable, as Purchaser shall reasonably request. No information or knowledge obtained in any investigation pursuant to this SECTION 4.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

         4.3 ORDINARY COURSE OF BUSINESS. Prior to the Closing Date, Sellers shall cause the POC Companies to be operated in the ordinary course of business and to preserve intact their current business organizations, shall use commercially reasonable efforts to keep available the services of the current officers, employees and agents of such POC Companies, and shall use commercially reasonable efforts to maintain the relations and good will with suppliers, landlords, creditors, employees, agents, and others having business relationships with such POC Companies. Prior to the Closing Date, Sellers shall not consent to the Transferred Joint Venture Companies taking any actions outside the ordinary course of business to which the Transferred Joint Venture Companies have a legal obligation to seek the consent of the Sellers. In addition, prior to the Closing Date, Sellers shall not permit any of the POC Companies, without the prior written consent of the Purchaser, to take any action, or fail to take any action, as a result of which any of the changes or events listed in SECTION 2.13 does or is likely to occur.

         4.4 FILINGS AND CONSENTS. Each Seller shall use its commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. Each Seller (in cooperation with Purchaser) agrees to cause to be made all appropriate filings to be made by such Person under the HSR Act in a timely fashion.

         4.5 EMPLOYMENT MATTERS.

                  (a) For all awards outstanding as of the POC Closing Date under any long-term incentive plan maintained by Seller or the POC Companies, the POC Employees shall be treated as terminated employees as of the Closing Date, and the terms and conditions of the governing plan and/or agreement will apply to such awards, except for the four key employees retained by or seconded by the Seller.

                  (b) As of the Closing Date, under the terms of the Schlumberger Discounted Stock Purchase Plan (the "Schlumberger DSPP"), the POC Employees shall be treated as terminated employees under the terms and conditions of the Schlumberger DSPP.

                  (c) Effective as of the Closing Date, the POC Companies shall cease to be participating employers in the Schlumberger Technology Corporation Pension Plan (the "STC Pension Plan"), the Schlumberger Technology Corporation Restoration Savings Plan, and the Schlumberger Technology Corporation Supplementary Benefit Plan (collectively, the "Seller Retirement Plans"), and as of such date all employees of the POC Companies shall cease to be eligible to participate in the Seller Retirement Plans. As of the Closing Date, all POC Employees will be fully vested in their accrued benefit under the STC Pension Plan. Any service or compensation earned by an employee of the POC Companies for any period after the Closing Date shall be disregarded for all purposes of the Seller Retirement Plans.

                  (d) Pursuant to the Transition Services Agreement, Seller agrees to provide payroll administration services with respect to POC Employees on behalf of Purchaser and to allow POC Employees to continue to participate in the Schlumberger Group Health Care Plan ("Schlumberger Health Plan") and the Schlumberger Short-Term Disability Plan, following the Closing Date until the last day of the calendar quarter ending after the Closing Date, or such other period as the parties may agree (the "Benefits Transition Period"). Purchaser will reimburse Seller for the costs of providing such services and administering such benefits during the Benefits Transition Period as set forth in the Transition Services Agreement. Effective as of the end of the Benefits Transition Period, the POC Companies shall cease to be participating employers in the POC Companies Plans that are welfare benefit plans as described in Section 3(1) of ERISA and that are not Subsidiary Plans (the "Seller Welfare Benefit Plans"), except that the POC Companies shall cease to be participating employers in Seller's group term life, accidental death & dismemberment, business travel accident and long-term disability plans effective as of the POC Closing Date.

                  (e) Unless specifically provided otherwise in this Agreement, effective as of the Closing Date, the POC Companies and their employees shall cease participation in all POC Companies Plans that are not Subsidiary Plans, and all POC Employees shall be treated as terminated employees under such plans. On or prior to the Closing Date, Seller shall, or shall cause the POC Companies to, take such action as may be necessary or appropriate to conform the POC Companies Plans to the provisions of Section 5.2.

         4.6 COVENANT NOT TO COMPETE. Each Seller agrees that, for the term of the Alliance Agreement plus three years from the date of termination of the Alliance Agreement it will not, and will cause each of its Affiliates not to, engage anywhere in the world in any Prohibited

Activity. If any court of competent jurisdiction shall finally hold that the time, territory or any other provision set forth in this SECTION 4.6 constitutes an unreasonable restriction, such provision shall not be rendered void, but shall apply as to such time, territory or to such other extent as such court may determine constitutes a reasonable restriction under the circumstances involved. Each Seller acknowledges that the restrictions contained in this SECTION 4.6 are reasonable and necessary to protect the legitimate interests of Hanover and Purchaser and that any breach by any Seller of any provision hereof will result in irreparable injury to Hanover and Purchaser. Each Seller acknowledges that, in addition to all remedies available at law, Hanover and Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all losses and damages.

         4.7 COOPERATION WITH SEC FILINGS; FINANCING. Sellers shall provide all necessary reasonable assistance to Purchaser (at Purchaser's expense), and shall use reasonable efforts to cause Sellers' independent accountants, PriceWaterhouseCoopers LLP, to provide all necessary assistance to Purchaser (at Purchaser's expense), with the timely preparation of audited financial statements for the POC Companies as may be required under the Securities Act or the Exchange Act, and the execution by employees and officers of the Sellers of representation letters as may be requested by PriceWaterhouseCoopers LLP in accordance with customary audit practices for the issuance of an unqualified audit opinion. The Sellers consent to Hanover using the audited financial statements for the POC Companies in connection with any offering of debt or equity securities by Hanover.

         4.8 TRANSITION SERVICES AGREEMENT. On or prior to the Closing Date, the applicable Sellers shall execute and deliver a transition services agreement substantially in the form attached as EXHIBIT 4.8 hereto (the "TRANSITION SERVICES AGREEMENT") with respect to facilities and services currently shared by any of the POC Companies and other business operations of each applicable Seller.

         4.9 ALLIANCE AGREEMENT. On or prior to the Closing Date, each applicable Seller shall execute and deliver an Alliance Agreement substantially in the form attached as EXHIBIT 4.9 (the "ALLIANCE AGREEMENT") hereto with respect to certain compressed gas and surface oil and gas production equipment and related services to be provided by Hanover.

         4.10 REGISTRATION RIGHTS AGREEMENT. On or prior to the Closing Date, each applicable Seller shall execute and deliver a Registration Rights Agreement substantially in the form attached as EXHIBIT 4.10 hereto with respect to the registration for sale under the Securities Act of the Hanover Stock.

         4.11 SALE OF OSI ASSETS AND ROCKY MOUNTAIN ASSETS. Sellers agree that Sellers and/or one of their Affiliates shall sell the OSI Assets and the Rocky Mountain Assets to Purchaser and/or one of its Affiliates on the Closing Date, all on terms and conditions (other than price, which is set forth on SCHEDULE 1.2(c) hereof) reasonably satisfactory to the Parties.

                                    ARTICLE V
                       COVENANTS OF HANOVER AND PURCHASER

         Hanover and Purchaser hereby covenant to and agree with Schlumberger as follows:

         5.1 CORPORATE AND OTHER ACTIONS. Prior to the Closing Date, each of Hanover and Purchaser shall use all commercially reasonable efforts to fulfill its obligations under this Agreement and to consummate the transactions contemplated hereby.

         5.2      BENEFIT PLANS.

                  (a) Purchaser shall pay or cause the POC Companies or their successors to pay severance benefits in accordance with the Schlumberger Severance Program (based on service recognized pursuant to such program plus service with Purchaser and/or the POC Companies or their successors following the POC Closing Date) to any POC Employee whose employment is terminated in less than twelve (12) months after the Closing Date, except for any employees: (i) who shall be terminated by the POC Companies or their successors for Cause (as defined in the Schlumberger Severance Program), (ii) who voluntarily terminate their employment with the POC Companies or their successors other than for Good Reason, or (iii) who were employed for a fixed time period and are terminated upon expiration of that time period. Purchaser shall also pay repatriation benefits in accordance with Schlumberger's policies as in effect on the Closing Date to any POC Employee terminated outside of his country of origin within 12 months of the POC Closing Date. Purchaser shall be responsible for any liabilities associated with the termination of employment of any POC Employee following the Closing Date. Purchaser agrees that POC Employees will receive the benefit of any vacation accrued under the applicable Schlumberger vacation policy as of the Closing Date, either through a cash-out of such accrual or through actual paid time off.

                  (b) Effective as of the end of the Benefits Transition Period with respect to the Schlumberger Health Plan and the Schlumberger Short-Term Disability Plan, and effective as of the POC Closing Date with respect to the other Seller Welfare Benefit Plans, Purchaser shall take all actions necessary or appropriate to extend coverage to POC Employees who are covered under the Seller Welfare Benefit Plans on the Closing Date (and their covered dependents) under the Purchaser Welfare Benefit Plans. POC Employees (and their dependents covered under the Applicable Seller Welfare Plans) shall be eligible to participate in the Purchaser Welfare Benefit Plans without regard to any eligibility period, waiting period, evidence of insurability requirements or pre-existing condition limitations and to the extent that the POC Employees provide appropriate evidence of same, shall be given credit under the Purchaser Welfare Benefit Plans for amounts paid under a corresponding Applicable Seller Welfare Benefit Plan or Subsidiary Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Purchaser Welfare Benefit Plan.

                  (c) Following the Closing Date, Purchaser and/or the POC Companies and/or their successors shall retain or, as applicable, assume sponsorship of, and responsibility for, all Subsidiary Plans, provided that
(i) Seller shall remain solely responsible for any and all liabilities arising under the VCP submission with respect to the Production Operators Inc. Thrift Plan (the

"POI Thrift Plan") described in Schedule 2.16 (and the POC Companies balance sheet will be adjusted to reflect the elimination of the liability accrued in anticipation of this filing), and Seller shall take all action necessary to complete such VCP submission as soon as practicably possible following the date hereof, (ii) Purchaser shall freeze benefit accruals under the POI Thrift Plan upon termination of the Benefit Transition Period, however, pursuant to the Transition Services Agreement, the POI Thrift Plan shall remain a part of the Schlumberger Master Profit-Sharing Trust until December 31, 2001, and (iii) Seller shall pay pro-rated bonuses to employees participating in the Subsidiary Plans that are Bonus Plans as described in
Section 5.2(e). Purchaser shall ensure that: (A) POC Employees (and their eligible dependents) shall participate in the employee benefit plans, policies, programs and arrangements maintained from time to time by Purchaser for the benefit of similarly situated employees of Purchaser (collectively, the "Purchaser Plans"), which Purchaser Plans may include the Subsidiary Plans, on terms and conditions which, subject to the provisions of this
Section 5.2, are substantially the same as applied to other similarly situated employees of Purchaser, and (B) POC Employees shall be given credit under the Purchaser Plans and the Purchaser Welfare Benefit Plans for their service with Seller and the POC Companies and their predecessors for all purposes to the extent such service was taken into account under a corresponding POC Companies Plan as of the Closing Date.

                  (d) Effective as of the Closing Date: (i) the Purchaser shall assume all liabilities and obligations, with respect to any POC Employees, as may arise under the terms of any individual employment or severance agreements other than liabilities for any amounts payable by any of the POC Companies solely as a result of the consummation of the transactions contemplated by the Agreement, (ii) the Purchaser shall become the successor in interest to such agreements, and (iii) Schlumberger shall no longer be a guarantor of any obligations arising under such agreements with respect to such employees or former employees.

                  (e) Purchaser shall pay and be responsible for the payment of all amounts which may be or become due to POC Employees under the Bonus Plans (other than the Schlumberger Performance Incentive Plan, Target Variable Incentive Plan and the Target Variable Compensation Plan), including, but not limited to, pro-rated awards thereunder to POC Employees who are terminated or constructively terminated by Purchaser on or after the Closing Date; provided, however, that the Purchaser may substitute its own bonus arrangement following the Closing Date. Seller shall pay to POC Employees participating in the Schlumberger Performance Incentive Plan, Target Variable Incentive Plan and the Target Variable Compensation Plan bonuses based on performance as of the Closing Date, and Purchaser shall have no liability for any bonuses pursuant to such plans.

                  (f) For any POC Employees who terminate employment on or after the Benefits Transition Period, Purchaser shall be responsible for administering compliance with the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA").

                  (g) The parties acknowledge and agree that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including, without limitation, any employees of the POC Companies, any participant in any POC Companies Plans or any beneficiary thereof.

         5.3 FULL ACCESS. From and after the Closing Date, Purchaser shall cause the POC Companies to afford Sellers and their counsel, accountants, advisors, and other authorized representatives, with reasonable prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of the POC Companies) to the respective premises, properties, personnel, books and records of the POC Companies and any other assets or information that Seller reasonably deems necessary solely in connection with Seller's review of the True-Up Balance Sheet (but so as not to unduly disrupt the normal course of operations of the POC Companies). Seller shall pay all out-of-pocket expenses of such personnel and all reasonable out-of-pocket expenses of Hanover, Purchaser or the POC Companies for such assistance.

         5.4 FILINGS AND CONSENTS. Purchaser shall use its commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement; provided, however, that Purchaser shall have no obligation to dispose of any of its assets or to agree to dispose of any of the assets of the POC Companies. Purchaser (in cooperation with Seller) agrees to cause to be made all appropriate filings under the HSR Act in a timely fashion.

         5.5 DIRECTORS' AND OFFICERS' INSURANCE. Purchaser will cause each of the persons covered by the policies of directors' and officers' liability insurance maintained by the POC Companies to be covered with respect to matters occurring prior to the Closing Date for a continuous period of not less than two (2) years from the Closing Date (without any gap or lapse in coverage) under one or more directors' and officers' liability insurance policies that replicate the coverage provided by the directors' and officers' liability insurance policies most recently maintained by the POC Companies (with terms and conditions which are no less advantageous) to the extent such policies are available. Hanover or the POC Companies will not amend the certificate of incorporation or by-laws of any of the POC Companies in any way to reduce or eliminate the level of indemnification provided by the applicable POC Company to the past and current officers and directors of such POC Company.

         5.6 USE OF SCHLUMBERGER NAME. Promptly after the Closing, which in no event shall exceed a three (3) month period, Purchaser shall cause each of the POC Companies to cease the use of the Schlumberger name or any derivative thereof in any way by: (a) changing the name of any POC Company that includes "Schlumberger" to exclude such reference, and (b) removing the Schlumberger name, any derivative thereof, and any logo related thereto from any tanks, trucks, business cards, stationery or other objects on which such name appears.

         5.7 REGISTRATION RIGHTS AGREEMENT. On or prior to the Closing Date, Hanover shall execute and deliver a Registration Rights Agreement substantially in the form attached as EXHIBIT 4.10 hereto (the "REGISTRATION RIGHTS AGREEMENT") with respect to the registration for sale under the Securities Act of the Hanover Stock.

         5.8 ALLIANCE AGREEMENT. On or prior to the Closing Date, Hanover shall execute and deliver an Alliance Agreement substantially in the form attached as EXHIBIT 4.9 (the "ALLIANCE AGREEMENT") with respect to certain compressed gas and surface oil and gas production equipment and related services to be provided by Hanover.

         5.9 HANOVER BOARD SEAT. Subject to Schlumberger or any of its Affiliates continued ownership of at least five percent (5%) of Hanover's issued and outstanding capital stock, Hanover and Hanover's ultimate parent company, if any, shall appoint, nominate, and recommend the election of a director designated by Schlumberger to serve with full voting rights until the later to occur of (a) the fifth (5th) anniversary of the Closing Date and
(b) the termination of the Alliance Agreement, provided that the identity of such director is reasonably acceptable to Hanover. If Schlumberger's designee is not elected, Hanover shall, to the extent permitted by Delaware law, the rules of the New York Stock Exchange and Hanover's Charter Documents, take all actions necessary (including, if necessary, expanding Hanover's board of directors) to appoint a designee of Schlumberger to Hanover's board of directors, provided that the identity of such nominee is reasonably acceptable to Hanover and such person has not unsuccessfully stood for election as a director of Hanover. In addition, if the Schlumberger designee shall resign or be removed from office for any reason, Hanover shall, to the extent permitted by Delaware law, the rules of the New York Stock Exchange and Hanover's Charter Documents, appoint, nominate and recommend the election of a replacement director designated by Schlumberger and take all actions necessary to appoint such replacement director to fill such vacancy, provided that the identity of such replacement director is reasonably acceptable to Hanover. Hanover agrees not to change its Charter Documents without the consent of the Schlumberger designee to, in any way, limit its ability to fulfill its obligation under this SECTION 5.9.

         5.10 HANOVER GUARANTEES. Purchaser agrees to provide to each applicable Seller or its applicable Affiliate at its request and to perform an unconditional counter-guarantee (a "COUNTER-GUARANTEE") in a form to be mutually agreed by the Parties prior to Closing, securing the payment of certain amounts which third party lenders under the financing for the "SIMCO" and "El Furrial" projects (a) may demand from the applicable Seller or its Affiliates under guarantees or other financing support arrangements, or (b) may require from the applicable Seller or its Affiliates after the date hereof as conditions to granting their consent to any part of the Transaction.

         5.11 SCHLUMBERGER GUARANTEE. Upon the closing of the PIGAP II financing and receipt of the proceeds called for by Section 1.2(a)(ii) hereof, one or more of the Sellers or their Affiliates shall, to the extent a guarantee is required by the lenders of the PIGAP II financing, guarantee the repayment of the sum of 30% multiplied by the obligation under the PIGAP II financing until such time as the lenders of the PIGAP II financing release such guarantee upon the terms of such financing. Purchaser agrees that so long as such guarantee is outstanding, the Sellers shall be included to the same extent as Purchaser and its Affiliates are included in all decision-making processes of WilPro or its equity owners that could reasonably be expected to increase the Sellers' liability under the guarantee and that Purchaser shall not transfer any equity ownership in WilPro without the Sellers' consent.

         5.12 PURCHASE OF WILPRO ENERGY SERVICES (GUARA) LTD. Purchaser agrees that Purchaser and/or one of its Affiliates shall purchase and Sellers agree to sell, on the Closing Date, a 50% interest in WilPro Energy Services (GUARA) Ltd. (the "GUARA INTEREST") directly from the Williams Companies, substantially on the terms and subject to the conditions set forth in the term sheet attached hereto as EXHIBIT 5.12.

         5.13 PURCHASE OF OSI MECHANICAL SERVICES GROUP AND ROCKY MOUNTAIN GAS CONTRACTS. Purchaser agrees that Purchaser and/or one of its Affiliates shall buy the OSI Assets and assume the Rocky Mountain Assets on the Closing Date, all on terms and conditions (other than price, which is set forth on SCHEDULE 1.2(c) hereof) reasonably satisfactory to the Parties.

         5.14 OPTIONS FOR YME ASSETS. If the Sellers have not sold the production equipment recently decommissioned from the Maersk Giant Semi-submersible, which was under contract to Stat-Oil for use in its YME Field listed on SCHEDULE 5.14 hereto by March 31, 2002, Purchaser and/or one of its Affiliates shall, if so requested by Sellers on or before April 30, 2002 in the Sellers' sole discretion, purchase such equipment from Sellers on an "as is", "where is" basis for $9,500,000 provided that the "as is" and "where is" condition at that time is not materially worse than as at the date hereof. SCHEDULE 5.14 sets forth the purchase prices for each such piece of equipment. If the Sellers are able to sell part of such equipment prior to March 31, 2002, the $9,500,000 purchase price shall be reduced by the greater of (i) the amount of the price listed on SCHEDULE 5.14 for the sold equipment or (ii) the proceeds of the sold equipment.

         5.15 DESIGNATION OF PURCHASING ENTITIES. Purchaser shall, as soon as practicable and in no event more than three days after the date hereof, notify the Sellers of the identity of the purchasing entity with respect to the POC Companies, the WilPro Interest, the Harwat Interest, the OSI Assets and the Rocky Mountain Assets. Hanover Cayman, Limited, a Cayman Islands company that is wholly owned by Purchaser, shall be the buyer of the WilPro Interest. The Sellers agree that, up to ten days prior to the Closing, the Purchaser may change these purchasing entities, subject to the Sellers consent (which will not be unreasonably withheld).

                                   ARTICLE VI
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser to purchase the Schlumberger Equity Interests, the OSI Assets and the Rocky Mountain Assets and complete the Closing at the Closing Date are, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the Closing Date (Purchaser and Hanover agree that there is no financing or board approval conditions to their obligations to purchase the POC Shares, the Harwat Interest or the WilPro Interest at the Closing Date):

         6.1 WARRANTIES TRUE AS OF BOTH PRESENT DATE AND THE CLOSING DATE. The representations and warranties of each Seller contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date shall also be accurate, true and correct in all material respects, on and as of the Closing Date with the same force and effect as though made by each Seller on and as of the

Closing Date. If one or more of such representations or warranties are not accurate, true and correct in all material respects on and as of any such date, the conditions precedent in this Section 6.1 shall nevertheless be deemed satisfied unless the inaccuracy, falsity or incorrectness of such representations or warranties have resulted or would reasonably be expected to result in aggregate losses of Seventeen Million Dollars ($17,000,000) or more or have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement.

         6.2 COMPLIANCE WITH AGREEMENTS AND COVENANTS. Each Seller shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement to be performed and complied with on or prior to the Closing Date.

         6.3 COMPETITION LAW APPROVALS. All required notice and waiting periods under the HSR Act and any other applicable competition laws which, and to the extent, Schlumberger or Hanover or their respective Affiliates shall be legally responsible to make or obtain shall have expired or been waived.

         6.4 INJUNCTIONS. No court or Governmental Authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, and no suit shall have been instituted seeking the same.

         6.5 DELIVERIES BY SELLERS. Each Seller shall have effected the deliveries required pursuant to SECTION 8.2 below.

         6.6 CONSENTS. All orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in SCHEDULE 2.4 shall have been obtained and be in full force and effect.

         6.7 INTER-COMPANY OBLIGATIONS. All outstanding inter-company obligations between any Seller and any of the relevant POC Companies shall be settled and terminated at or prior to the Closing, other than obligations that reflect amounts owed for actual services performed or goods delivered in the ordinary course.

         6.8 HANOVER SHARE PRICE.

                  (a) The trading price of the Hanover Stock shall not have increased or decreased, relative to the Philadelphia Oil Services Index
(OSX), by more than twenty-seven and one-half (27.5) percentage points from its closing trading price on May 25, 2001 and its closing trading price on the day before the Closing Date.

                  (b) The UnCollared Average of Hanover Stock shall not exceed $46.50, unless Schlumberger has agreed, notwithstanding the provisions of SECTION 1.2 hereof, to accept the number of shares of Hanover Stock equal to the quotient of Two Hundred Fifty Million Dollars ($250,000,000) divided by the UnCollared Average as the stock portion of the Aggregate Purchase Price.

         6.9 CAMCO MEXICO CONTRACT. Sellers shall have assigned to a POC Company (or to such other entity designated in advance by Purchaser) all right, title and interest in and to that certain General Services Agreement (the "Halliburton Contract"), between Halliburton de Mexico, S.A. de C.V. and Camco Mexico, S.A. de C.V. (Contract
No. CARM-002-2000).

                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

         The obligation of each Seller, as applicable, to sell the Schlumberger Equity Interests, the OSI Assets and the Rocky Mountain Assets and complete the Closing at the Closing Date are, at the option of each Seller, subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

         7.1 WARRANTIES TRUE AS OF BOTH PRESENT DATE AND THE APPLICABLE CLOSING DATE. The representations and warranties of Hanover and Purchaser contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Hanover and Purchaser on and as of the Closing Date.

         7.2 COMPLIANCE WITH AGREEMENTS AND COVENANTS. Hanover and Purchaser shall have performed and complied in all material respects with all of their covenants and obligations contained in this Agreement to be performed and complied with on or prior to the Closing Date.

         7.3 COMPETITION LAW APPROVALS. All required notice and waiting periods under the HSR Act and any other applicable competition laws which, and to the extent, Hanover or Sellers, or their respective Affiliates shall be legally responsible to make or obtain shall have expired or been waived.

         7.4 INJUNCTIONS. No court or Governmental Authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby and no suit shall have been instituted seeking the same.

         7.5 DELIVERIES BY PURCHASER. Purchaser shall have effected the deliveries required pursuant to SECTION 8.3 below.

         7.6 CONSENTS. All orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in SCHEDULE 3.6 shall have been obtained and be in full force and effect.

         7.7 HANOVER SHARE PRICE.

                  (a) The trading price of the Hanover Stock shall not have increased or decreased, relative to the Philadelphia Oil Services Index
(OSX), by more than twenty-seven and one-half (27.5) percentage points or more from its closing trading price on May 25, 2001 and its closing trading price on the day before the Closing Date.

                  (b) The UnCollared Average of Hanover Stock shall not be less than $27.50, unless Hanover has agreed, notwithstanding the provisions of SECTION 1.2 hereof, to issue to Schlumberger the number of shares of Hanover Stock equal to the quotient of Two Hundred

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Fifty Million Dollars ($250,000,000) divided by the UnCollared Average as the stock portion of the Aggregate Purchase Price.

                                  ARTICLE VIII
                                     CLOSING

         8.1 CLOSING. The Closing shall take place (i) at the offices of Schlumberger Technology Corporation, 300 Schlumberger Drive, Sugar Land, Texas 77478 with respect to the sale of the POC Shares and (ii) at a place outside the U.S. to be mutually agreed by the Parties with respect to the sale of the Harwat Interest and the WilPro Interest, in each case, at 10:00 A.M. on a day no more than 15 business days after all conditions precedent set forth in Article 6 and Article 7 have been satisfied or waived by the Parties, or such other date as is mutually agreeable to Sellers and Purchaser (the "CLOSING DATE").

         8.2 SELLERS' DELIVERIES. At the Closing, each Seller shall deliver, or cause to be delivered, to Purchaser:

                  (a) A certificate, signed by an executive officer of Seller, certifying that the representations and warranties of Seller contained herein are true in all material respects.

                  (b) Copies of each of the following, in each case certified by the Secretary of the Seller to be in full force and effect on the Closing
Date:

                           (i) Such Seller's certificate or articles of
incorporation or other applicable charter documents, certified by the Secretary of State of Texas or the appropriate governmental authority, as applicable, as of a date not more than ten (10) days prior to Closing.

                           (ii) A good standing certificate with respect to
STC, certified by the Secretary of State of the State of Texas and CII, certified by the Secretary of State of the State of Delaware, as applicable, as of a date not more than five (5) days prior to Closing

                           (iii) Such Seller's bylaws or other applicable
charter documents, as amended through Closing.

                           (iv) Resolutions of such Seller's Board of
Directors or other governing body, the form and substance of which are reasonably satisfactory to the Purchaser, authorizing and approving the execution and delivery of this Agreement and the other agreements contemplated hereby, and the transactions contemplated hereby.

                  (c) Certificates evidencing the POC Shares, Harwat Interest, or WilPro Interest, as applicable, duly endorsed in blank or accompanied by duly executed stock powers.

                  (d) The stock record book, minute book and seal (if any) of each of the POC Companies being conveyed.

                  (e) Opinion(s) of Sellers' counsel, dated the Closing Date, in a form reasonably acceptable to Purchasers.

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                  (f) Any other items required to be delivered by Seller
under the terms and provisions of this Agreement.

                  (g) An executed Registration Rights Agreement.

                  (h) An executed Transaction Services Agreement.

                  (i) An executed Alliance Agreement.

                  (j) All third party consents to be delivered hereunder.

                  (k) A statement, in form and substance reasonably satisfactory to Purchaser, that satisfies Purchaser's obligations under Regulation Section 1.1445-2(b)(2) of the Code as to the purchase of the POC Shares.

                  (l) Evidence, in form and substance reasonably satisfactory to Purchaser, that Sellers have consummated the assignment of the Halliburton Contract pursuant to the terms of SECTION 6.9 hereof.

                  (m) Executed transfer agreements for each of (i) the POC Shares, (ii) the Harwat Interest, and (iii) the WilPro Interest.

                  (n) Executed assignment agreements for each of the contracts listed on SCHEDULE 1.6.

                  (o) Executed copies of asset purchase agreements effecting the sale of the OSI Assets and the Rocky Mountain Assets.

         8.3 PURCHASER'S DELIVERIES. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers:

                  (a) A certificate, signed by an executive officer of Hanover and Purchaser, certifying that the representations and warranties of Hanover and Purchaser contained herein are true in all material respects.

                  (b) Copies of each of the following, in each case certified by the Secretary of Hanover to be in full force and effect on the Closing
Date:

                           (i) Hanover's certificate or articles of
incorporation, certified by the Secretary of State of Delaware as of a date not more than ten (10) days prior to Closing.

                           (ii) A good standing certificate with respect to
Hanover, certified by the Secretary of State of Delaware as of a date not more than five (5) days prior to Closing.

                           (iii) Hanover's bylaws, as amended through Closing.

                           (iv) Resolutions of Hanover's Board of Directors,
the form and substance of which are reasonably satisfactory to the Sellers, authorizing and approving the

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execution and delivery of this Agreement and the other agreements contemplated hereby, and the transactions contemplated hereby.

                  (c) Copies of each of the following, in each case certified by the Secretary of the Purchaser to be in full force and effect on the Closing Date:

                           (i) The Purchaser's certificate of formation,
certified by the Secretary of State of Delaware as of a date not more than ten (10) days prior to Closing.

                           (ii) A good standing certificate with respect to
the Purchaser, certified by the Secretary of State of Delaware as of a date not more than five (5) days prior to Closing.

                           (iii) The Purchaser's partnership agreement, as
amended through Closing.

                           (iv) Resolutions of the Purchaser's general
partner, the form and substance of which are reasonably satisfactory to the Sellers, authorizing and approving the execution and delivery of this Agreement and the other agreements contemplated hereby, and the transactions contemplated hereby.

                  (d) Same-day funds in the amount of the cash consideration as required by SECTION 1.2.

                  (e) Certificates evidencing the Hanover Stock duly endorsed in blank or accompanied by duly executed stock powers.

                  (f) The duly executed Hanover Note.

                  (g) All Counter-Guarantees provided for herein, duly executed.

                  (h) Opinion(s) of Purchaser's counsel, dated the Closing Date, in a form reasonably acceptable to Sellers.

                  (i) Any other items to be delivered by Purchaser under the terms and provisions of this Agreement.

                  (j) An executed Alliance Agreement.

                  (k) An executed Transaction Services Agreement.

                  (l) An executed Registration Rights Agreement.

                  (m) Executed transfer agreements for each of (i) the POC Shares, (ii) the Harwat Interest, and (iii) the WilPro Interest.

                  (n) Executed assignment agreements for each of the contracts listed on SCHEDULE 1.6.

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                  (o) Executed copies of asset purchase agreements effecting the purchase of the OSI Assets, the Rocky Mountain Assets and the Guara
Interest.

         8.4      TERMINATION.  This Agreement shall terminate:

                  (a) Upon the mutual agreement of Schlumberger and Purchaser.

                  (b) On or after December 31, 2001, upon written notice from Purchaser to Schlumberger if any of the conditions precedent set forth in
ARTICLE 6 have not been satisfied (other than through the failure of Purchaser to comply with its obligations under this Agreement).

                  (c) On or after December 31, 2001, upon written notice from Schlumberger to Purchaser if any of the conditions precedent set forth in
ARTICLE 7 have not been satisfied (other than through the failure of Schlumberger to comply with its obligations under this Agreement).

         If this Agreement is terminated pursuant to this SECTION 8.4, all further obligations of the Parties under this Agreement will terminate, except that: (i) the obligations in SECTION 11.1 will survive, and (ii) if this Agreement is terminated by Schlumberger or Hanover because of the breach of the Agreement by the other party, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. If this Agreement is terminated, the obligations of the parties under that certain Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT"), dated December 5, 2000, between Hanover and Schlumberger, shall survive and continue in full force and effect.

                                   ARTICLE IX
                          SURVIVAL AND INDEMNIFICATION

         9.1 SURVIVAL. The representations and warranties of the parties hereto contained herein and in the Related Agreements shall survive the Closing for a period of eighteen months, except that: (a) Tax Warranties and the warranties in SECTION 3.10 shall survive until the Tax Statute of Limitations Date, (b) the ERISA Warranties shall survive until the ERISA Statute of Limitations Date, (c) the Environmental Warranties shall survive until the second (2nd) anniversary of the Closing Date, and (d) Title and Authorization Warranties shall survive forever. Neither Purchaser nor any of the Sellers shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefore in this SECTION 9.1.

         9.2 INDEMNIFICATION BY SELLERS (OTHER THAN FOR TAX MATTERS). Subject to SECTION 9.4, SECTION 9.7 and SECTION 9.12, each Seller agrees to indemnify on a joint and several basis Purchaser, its officers, directors, Affiliates, successors and assigns, including, for the avoidance of doubt, the POC Companies after the Closing (the "PURCHASER INDEMNIFIED PARTIES") against, and agree to hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of any of the following:

                  (a) Any breach of or any inaccuracy in any representation or warranty made by any Seller in this Agreement or any Related Agreement or any document delivered by any Seller at the Closing (other than for Tax Warranties); provided, that Sellers shall have no liability

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under this SECTION 9.2(a) for any breach of or inaccuracy in any representation or warranty unless a notice of the Purchaser Indemnified Party's claim is given to the Seller not later than the expiration of those representations and warranties pursuant to SECTION 9.1.

                  (b) Any breach of or failure by any Seller to perform any covenant or obligation of the applicable Seller set out in this Agreement or any Related Agreement or any document delivered by any Seller at the Closing (other than those relating to Taxes).

                  (c) Any Excluded Liability.

                  (d) For each customer contract of the POC Companies in existence as of the Closing Date (other than the contracts in existence on the date hereof relating to POI Unit Numbers 867, 868 and 871) that contains an option for the customer to purchase compression equipment owned by a POC Company or to cause a POC Company to purchase compression equipment from a customer, if, during the original term of that contract (excluding any renewal, holdover or extension periods), the customer exercises that purchase or sale option, the amount, if any, by which the fair market value of such equipment exceeds the amount received by Hanover and its Affiliates (including the POC Companies) pursuant to such purchase option or the amount by which the amount paid by the POC Company exceeds the fair market value of such equipment pursuant to such sale option; provided, however, that this
SECTION 9.2(d) shall not apply if the exercise of such purchase option is due to the breach of contract, contract default, negligence or willful misconduct of Hanover or its Affiliates (including the POC Companies) or if Hanover or any of its Affiliates (including the POC Companies) encourages the exercise of the purchase option by the customer in any way or has any agreement with the customer relating to the purchase option beyond what is in the contract. Purchaser agrees to and to cause its Affiliates to use commercially reasonable efforts to negotiate the put or call provisions out of any such contracts that come up for renewal; provided, however, that the Purchaser or its Affiliates shall not be required to alter any other terms of such contracts to their detriment in order to remove the purchase or sale options. This SECTION 9.21 shall not apply to any purchase option or sale option that is amended in any way adverse to the Sellers after the Closing.

         9.3 INDEMNIFICATION BY PURCHASER (OTHER THAN FOR TAX MATTERS). Hanover and Purchaser agree to indemnify on a joint and several basis Sellers, their officers and, directors, their Affiliates after the Closing, and their successors and assigns (the "SELLER INDEMNIFIED PARTIES") against, and agree to hold the Seller Indemnified Parties harmless from, any and all Losses incurred or suffered by any Seller Indemnified Party arising out of any of the following:

                  (a) Any breach of or any inaccuracy in any representation or warranty made by Hanover or Purchaser in this Agreement (other than in SECTION 3.10) or any Related Agreement or any document delivered by Purchaser at the Closing; PROVIDED, that Hanover and Purchaser shall have no liability under this SECTION 9.3(a) for any breach of or inaccuracy in any representation or warranty unless a notice of the Seller Indemnified Party's claim is given to Hanover and Purchaser not later than the expiration of those representations and warranties pursuant to SECTION 9.1.

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

                  (b) Any breach of or failure by Hanover or Purchaser to perform any covenant or obligation of Hanover or Purchaser set out in this Agreement or any Related Agreement or any document delivered by Purchaser at the Closing (other than those relating to Taxes).

         9.4 LIMITATIONS ON LIABILITY OF SELLER. Notwithstanding any other provision of this Agreement:

                  (a) The Purchaser Indemnified Parties shall have the right to payment by the applicable Seller under SECTION 9.2(a) only with respect to indemnifiable Losses that either (i) exceed One Hundred Thousand Dollars ($100,000) and relate to an inaccuracy or breach or series of related inaccuracies or breaches under SECTION 2.6, 2.7, 2.8, 2.10, 2.18, 2.19, 2.21,
2.22 or 2.24 with respect to one or more Transferred Joint Venture Companies or (ii) exceed Fifty Thousand Dollars ($50,000) and relate to any other inaccuracy or breach or series of related inaccuracies or breaches with respect to one or more Transferred Joint Venture Companies or that relate to an inaccuracy or breach or series of related inaccuracies or breaches with respect to one or more POC Companies; provided, however, that no Purchaser Indemnified Party shall be entitled to indemnification under Section 9.2(a) unless the sum of the aggregate amount of all indemnifiable Losses (other than as excluded in CLAUSE (i) OR (ii)) for inaccuracies and breaches under this Agreement and under the Related Agreements exceeds Seventeen Million Dollars ($17,000,000) (at which point the Purchaser Indemnified Parties shall be entitled to all indemnifiable Losses (other than as excluded in CLAUSE (i) OR (ii)) accrued up to such threshold).

                  (b) The total liability of Sellers collectively under or in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby (including under SECTION 9.2(a), SECTION 9.2(b) or otherwise) for any breach of or inaccuracy in any representation or warranty (other than any Title and Authorization Warranty or Tax Warranty) shall not exceed Three Hundred and Twenty-Five Million Dollars ($325,000,000). Subject to the previous sentence, to the extent that such liability exceeds the sum of (i) $270,000,000, plus any payment received pursuant to clause (ii) of Section 1.2(a) plus or minus any payments made under SECTION 1.3 and (ii) the aggregate amount of cash received by Sellers from Purchaser in payments under the Hanover Note ((i) and (ii), collectively, the "AGGREGATE CASH RECEIVED"), the amount of that liability in excess of the Aggregate Cash Received may be satisfied by cancellation of an equivalent amount of unpaid principal under the Hanover Note.

                  (c) The total liability of Sellers collectively under or in connection with this Agreement or the Related Agreements for any breach of the Title and Authorization Warranty or any covenant or obligation of Seller hereunder shall not exceed the total consideration received by Sellers under
SECTION 1.2(a) and Section 1.3; provided, however, that the total liability of Sellers under this SECTION 9.4 shall not exceed the total consideration received by Sellers under SECTION 1.2(a) and SECTION 1.3. Any payments by Sellers under this SECTION 9.4(c) shall be made by payment in the following order: (i) cash in the amount of $270,000,000, plus any payment received pursuant to clause (ii) of Section 1.2(a) in cash plus or minus any payments made under SECTION 1.3, (ii) the amount of any cash received under the Hanover Note or in consideration of the Hanover Stock, (iii) of cancellation of principal (including capitalized interest) under the Hanover Note (valued at face value) and (iv) return of any remaining Hanover Stock.

                  (d) Notwithstanding anything herein to the contrary, the limitations set forth in this SECTION 9.4 shall not apply with respect to Losses incurred or suffered by any Purchaser Indemnified Party arising out of any Excluded Liability. Likewise, any indemnification payment made to a Purchaser Indemnified Party arising out of any Excluded Liability shall not count against the thresholds and caps set forth in this SECTION 9.4.

                  (e) Except in the case of equitable remedies, the sole and exclusive liability and responsibility of Sellers to the Purchaser Indemnified Parties under or in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason), and, the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any of the foregoing, shall be as set forth in ARTICLE 9 and in ARTICLE 10.

         9.5 NOTICE OF THIRD PARTY CLAIMS; ASSUMPTION OF DEFENSE. The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) business days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in SECTION 9.4 have been satisfied or do not apply); provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability it may have to the Indemnified Person except to the extent that the Indemnifying Person demonstrates that its defense of such action is prejudiced by its failure to receive timely notice. The Indemnifying Person may, at its own expense: (a) participate in the defense of any such claim, suit, action or proceeding, and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, subject to SECTION 9.6, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         9.6 SETTLEMENT OR COMPROMISE. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in SECTION 9.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that:
(a) no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (b) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

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         9.7 NATURE OF SELLER'S AND PURCHASER'S REPRESENTATIONS, WARRANTIES,
COVENANTS, AND INDEMNIFICATION OBLIGATIONS. Except as otherwise expressly set forth in this Agreement, the representations, warranties, covenants, and indemnification obligations of the Sellers are not jointly allocated and are several in nature; provided, however, that STC and CII shall be jointly and severally liable for the representations, warranties, covenants, and indemnification obligations of STC and CII, and Surenco and SOHL shall be jointly and severally liable for the representations, warranties, covenants, and indemnification obligations of Surenco and SOHL. Except as otherwise expressly set forth in this Agreement, Purchaser and Hanover shall be jointly and severally liable for the representations, warranties, covenants, and indemnification obligations of Purchaser and Hanover.

         9.8      TAX INDEMNIFICATION.

                  (a) Following the Closing, subject to SECTION 9.7, each Seller agrees to indemnify on a joint and several basis the Purchaser Indemnified Parties (including the POC Companies) against and hold them harmless from: (i) all liability for Taxes of each of the POC Companies (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included one or more of the POC Companies) for all Pre-Closing Tax Periods, (ii) all liability (as a result of Regulation
Section 1.1502-6(a) or otherwise) for Taxes of a Seller or any other entity which is or has been an Affiliate of the POC Companies (other than any of the POC Companies or Hanover or its Affiliates), (iii) any and all Losses arising out of, resulting from or incident to any breach by a Seller or any of its Affiliates of any covenant contained in SECTION 4.3 (as it relates to SECTION 2.13(j)-(k)) or ARTICLE 10, and (iv) any and all Losses arising out of, resulting from or incident to the breach of any Tax Warranty relating to the POC Companies without regard to any qualification contained therein as to materiality, except to the extent that any such Losses are otherwise indemnified pursuant to the foregoing CLAUSES (i) - (iii). Notwithstanding the foregoing, a Seller shall not indemnify and hold harmless any of Purchaser, its Affiliates or officers, directors, employees or agents from any liability for Taxes of the POC Companies for any Pre-Closing Tax Period to the extent of the reserve (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), if any, established therefor in the True Up Balance Sheet (other than reserves for Taxes that constitute Excluded Liabilities). For purposes of this SECTION 9.8(a), Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating loss or capital loss deduction attributable to Post-Closing Tax Periods.

                  (b) Subject to SECTION 9.7, following the Closing, each Seller agrees to indemnify on a joint and several basis the Purchaser Indemnified Parties (including the POC Companies) against and hold them harmless from: (i) all liability for Taxes of each Transferred Joint Venture Company for all Pre-Closing Tax Periods and (ii) any and all Losses arising out of, resulting from or incident to the breach of any Tax Warranty relating to the Transferred Joint Venture Companies without regard to any qualification contained therein as to materiality, except to the extent any such Losses are otherwise indemnified pursuant to the foregoing Clause (i); provided, however, that claims for Taxes shall accumulate until the end of the calendar year (or the partial year ending three years after the Closing
Date) at which time Purchaser shall provide notice of the amount of such claim to Surenco and SOHL and the Sellers shall pay that amount to the appropriate Person designated by Hanover within 30 days of receipt

                                       46
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of that notice, and if the aggregate liability of the Sellers under this
SECTION 9.8(b) would otherwise exceed One Million Dollars ($1,000,000) then any additional claims for indemnifiable Losses against the Sellers under this
SECTION 9.8(b) shall be applied against the Seventeen Million Dollars ($17,000,000) threshold in SECTION 9.4(a). It is understood and agreed that the $1,000,000 of indemnifiable Losses shall (i) only apply for a period of three (3) years following the Closing; and (ii) not be applied to the $17,000,000 threshold provided in Section 9.4(a) above in determining Seller's obligations under such Section. Notwithstanding the foregoing, a Seller shall not indemnify and hold harmless any Purchaser Indemnified Parties for such Taxes to the extent of the reserve, if any, established therefore on the balance sheet for a Transferred Joint Venture Company dated as of the Closing Date and used in the preparation of the True-Up Balance Sheet (other than any reserve for deferred Taxes established to represent timing differences between book and tax income). In addition, in order to claim indemnity under this SECTION 9.8(b), a Purchaser Indemnified Party must make a good faith claim for such indemnity prior to the third (3rd) anniversary of the Closing Date.

                  (c) Following the Closing, Hanover and Purchaser agree to indemnify on a joint and several basis the Seller Indemnified Parties against and hold them harmless from: (i) all liability for Taxes of the POC Entities (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the POC Entities) for any Post-Closing Tax Period (except to the extent such Taxes arise from a breach of a Tax Warranty), (ii) any and all Losses arising out of, resulting from or incident to the breach by Purchaser or any of its Affiliates of any covenant contained in ARTICLE 10 of this Agreement, and (iii) any and all Losses arising out of, resulting from or incident to the breach of any representation in SECTION
3.10 without regard to any qualification contained therein as to materiality, except to the extent that any such Losses are otherwise indemnified pursuant to the foregoing clauses (i) and (ii).

                  (d) In the case of any Straddle Period:

                           (i) real, personal and intangible property Taxes
("PROPERTY TAXES") of the POC Entities for a Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

                           (ii) the Taxes of the POC Entities (other than
Property Taxes) for any Pre-Closing Tax Period shall be computed as if such Taxable Period ended as of the end of the day on the Closing Date.

                  (e) Sellers' indemnity obligation in respect of Taxes for a Pre-Closing Tax Period shall initially be effected by their payment to Purchaser of the excess of: (i) any such Taxes for a Pre-Closing Tax Period (as may be evidenced by any Tax Return prepared by Purchaser in accordance with SECTION 10.2(a) or as otherwise indicated in a written notice prepared by Purchaser) over (ii) the amount of such Taxes paid by Sellers or any of their Affiliates, other than the POC Entities, at any time plus the amount of such Taxes paid by the POC Entities on or prior to the Closing Date. Sellers shall pay such excess to Purchaser within ten (10) days after written demand is made by Purchaser (but not earlier than five (5) days before

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the date on which Taxes for the relevant Tax Period are required to be paid to the relevant Governmental Authority). If the amount of any such Taxes paid by Sellers or any of their Affiliates (other than the POC Entities) at any time plus the amount of such Taxes paid by the POC Entities on or prior to the Closing Date exceeds the amount of such Taxes for the Pre-Closing Tax Period, Purchaser shall pay to Sellers the amount of such excess within ten
(10) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Governmental Authority. In the case of a Tax that is contested in accordance with the provisions of
SECTION 9.8(f), payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or court.

                  (f) (i) If a claim with respect to Taxes of any POC Company shall be made by any Governmental Authority, which, if successful, might result in an indemnity payment to an Indemnified Person, one of its Affiliates or any of its officers, directors, employees or agents pursuant to this SECTION 9.8, the Indemnified Person shall promptly and in any event no more than thirty (30) days following the Indemnified Person's receipt of such claim, give written notice to the Indemnifying Person of such claim (a "TAX CLAIM"); provided, however, the failure of the Indemnified Person to give such notice shall only relieve the Indemnifying Person from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure.

                           (ii) With respect to any Tax Claim relating to a
Taxable Period ending on or prior to the Closing Date, Sellers shall, upon written notification to Purchaser of its desire to, control all proceedings and may make all decisions taken in connection with any such Tax Claim (including selection of counsel) at its own expense; provided, however, that Sellers and Purchaser shall jointly control any Tax Claims the resolution of which will have an affect on Taxes of the POC Companies after the Closing Date. Sellers and Purchaser shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the POC Companies for a Straddle Period. Purchaser shall control at its own expense all proceedings with respect to any Tax Claim relating to a Taxable Period beginning after the Closing Date. A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding.

                           (iii) Sellers, Purchaser, the POC Companies, and
each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim. Such cooperation shall include the retention and, upon the request of the party or parties controlling proceedings relating to such Tax Claim, the provision to such party or parties of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

                  (g) For the avoidance of doubt, it is agreed that in determining any Tax liability that may give rise to indemnification hereunder with respect to a Transferred Joint Venture Company, the Parties shall multiply the amount of such Tax liability by the Purchaser's

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

percentage ownership interest in such Transferred Joint Venture Company (which percentage ownership shall be determined as of immediately following the Closing).

         9.9 TIME LIMITS. Any right to indemnification or other recovery under this Article 9 shall only apply to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Person within the applicable time period set forth in SECTIONS 9.2, 9.3 or 9.8 as the case may be.

         9.10 NET LOSSES.

                  (a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to: (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any cash Tax benefit actually realized (determined by taking into account the indemnity payment that would otherwise be made but for the reduction under this clause (ii)) by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses, and (iii) any net recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an indemnification payment with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Indemnifying Person the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment).

                  (b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

         9.11 PURCHASE PRICE ADJUSTMENTS. Purchaser and Sellers shall treat any amounts payable under SECTION 9.2, 9.3 or 9.8 as an adjustment to the Aggregate Purchase Price. If contrary to the intent of Purchaser and Sellers expressed in the preceding sentence, a Governmental Authority requires any payment pursuant to this Article 9 to be treated in a different manner, then the Indemnifying Person shall indemnify and hold harmless the Indemnified Person on an after-tax basis.

         9.12 REMEDIAL ACTION. With respect to any matter for which the Sellers are required to indemnify and defend Hanover pursuant to the terms of this Agreement and that requires any removal, remedial, response, cleanup or corrective action ("REMEDIAL ACTION") under any Environmental Law to address the conditions that cause, contribute to or are associated with such matter, the Sellers may elect to implement and complete in a timely manner such Remedial Action, which Remedial Action shall be limited to actions that are necessary to comply with applicable cleanup standards and/or appropriate requests by any Governmental Authority, and may rely on risk assessment or risk reduction principles or programs, provided such principles or

                                       49
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programs are authorized by applicable Environmental Law and are acceptable to the applicable Governmental Authority. In consultation with Hanover, the Sellers shall endeavor to plan, design, implement and perform such Remedial Action without undue delay and in a manner consistent with the business operations of Hanover. This will include the opportunity for Hanover to review and comment on any such draft reports, plans and designs prior to the submission of such documents to any Governmental Authority. The Sellers shall provide Hanover with copies of all reports and plans submitted to any Governmental Authority and with any other information reasonably requested by Hanover with respect to such Remedial Actions. Hanover shall use commercially reasonable efforts to cooperate with the Sellers in the implementation and performance of any Remedial Action undertaken by the Sellers pursuant to this provision, including the taking of commercially reasonable efforts to avoid or mitigate any Losses or potential Losses of Hanover that could result from such Remedial Action.

                                    ARTICLE X
                                   TAX MATTERS

         10.1 SECTION 338(h)(10) ELECTIONS.

                  (a) With respect to CII's sale of the POC Shares and the deemed sale for Tax purposes of the shares of POI, STC (and/or, to the extent necessary, its Affiliates) will join with Purchaser (and/or, to the extent necessary, its Affiliates) to make irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state, local or foreign Tax laws (collectively, the "ELECTIONS"). Hanover and STC (and their Affiliates) shall report the transaction consistently with the Elections and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, local or foreign Tax provision).

                  (b) As soon as practicable after the Closing Date, Hanover and STC (and their Affiliates) shall execute any and all forms necessary to effectuate the Elections (including, without limitation, IRS Form 8023 and any similar forms under applicable state, foreign and local tax laws (collectively, the "SECTION 338 FORMS")). Hanover and STC (and their Affiliates) shall prepare and complete each such Section 338 Form no later than fifteen (15) days prior to the date such Section 338 Form is required to be filed. Hanover and STC (and their Affiliates) shall each cause the Section 338 Forms to be duly executed by an authorized person, and shall duly and timely file the Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement. Hanover and STC (and their Affiliates) shall also cooperate with each other to take all actions necessary and appropriate (including, without limitation, filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Elections in accordance with the provisions of Regulation
Section 1.338(h)(10)-1 (and comparable provisions of each applicable state and local tax law) or any successor provisions.

                  (c) As soon as practicable after the Closing Date, Hanover shall prepare an allocation of the deemed sale price of the assets of POC and POI resulting from the Elections (as required pursuant to Section 338(h)(10) of the Code and the Regulations promulgated thereunder) among such assets (the "SECTION 338 ALLOCATION"). Hanover and STC (and their

Affiliates) shall then cooperate in good faith to revise and finalize the
Section 338 Allocation. If Hanover and STC (and their Affiliates) are unable to agree on the Section 338 Allocation within ninety (90) days after the Closing Date, they shall request a mutually agreeable nationally recognized accounting firm to prepare the Section 338 Allocation. The cost of any such firm shall be borne equally by Hanover and STC (and their Affiliates). Hanover and STC (and their Affiliates), shall file all Tax Returns consistently with the Section 338 Allocation and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise with respect to such Tax Returns, unless required to pursuant to a determination (as defined in Section 1313(a) of the Code or any similar foreign, state or local Tax provision).

                  (d) Purchaser shall pay to STC one-half of the excess, if any (the total excess being the "Tax Amount"), of (x) STC and its Affiliates' actual Tax liability other than United States federal income tax liability resulting from the sale of the POC Shares and the deemed sale of the stock of POI (the "Non-Federal Tax Liability") as shown on STC and its Affiliates' filed Tax Returns for their 2001 taxable year over (y) the amount that would have been STC and its Affiliates' Non-Federal Tax Liability had the Elections not been made. The Tax Amount shall be determined by STC and reported on by PriceWaterhouseCoopers LLP or another nationally recognized accounting firm mutually agreed by STC and Purchaser applying the same standards to its review of the Tax Amount as it would in preparing a tax return that it would sign as an "income tax preparer" (as defined in Section 7701(a)(36) of the Code) and such accounting firm shall sign a letter certifying that such determination of the Tax Amount has been made in accordance with such standards and on a fair and impartial basis. Purchaser shall be given an opportunity to review the Tax Amount and the supporting schedules and calculations. Purchaser shall be given the opportunity to ask questions of the accounting firm and if Purchaser is not satisfied with the detail given in the supporting schedules, the accounting firm shall provide Purchaser with any additional supporting detail as Purchaser shall reasonably request. Purchaser and Sellers agree that the Tax Amount as so determined shall be final and binding as between the Purchaser and the Sellers, but not necessarily as between the Purchaser and such accounting firm. Purchaser shall reimburse the Sellers for the actual out-of-pocket costs (including, without limitation, the fees and expenses of the accounting firm) they incur in connection with the provision of supplemental answers and supporting detail to Purchaser. Purchaser shall pay one-half of the Tax Amount to STC within 30 days of receipt of an invoice therefore from STC, which invoice shall provide in reasonable detail the basis for the determination of the Tax Amount. If the Tax Amount subsequently changes as a result of a "determination" (as defined in Section 1313(a) of the Code) or the filing of any Tax Return that results in a change to the Tax Amount, STC shall provide written notice to Purchaser of such change within sixty (60) days thereof and provide in reasonable detail the basis for the calculation of the revised Tax Amount, and within fourteen (14) days thereafter Hanover shall pay to STC one-half of the amount of any increase in the Tax Amount or STC shall pay to Hanover one-half of the amount of any decrease in the Tax Amount for which STC previously was paid by Hanover. The Tax Amount shall be calculated without regard to any payments made by Purchaser pursuant to SECTION 10.1(F).

                  (e) Neither Purchaser nor any of its Affiliates shall make an election under Section 338(g) of the Code with respect to the deemed sale of the shares of any POC Company, other than POI, that results from the Elections for Tax purposes unless the Sellers consent to such election (which consent will not be unreasonably withheld). Purchaser acknowledges that it

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

shall not be unreasonable for Sellers to refuse to consent to such an election if the election would materially increase the liability of a Seller or an Affiliate of the Seller for Taxes, unless Purchaser indemnifies such Seller or Affiliate for the amount of such increase. Purchaser shall assure that any POC Company (1) whose shares are deemed sold, (2) as to which no section 338(g) election is made, and (3) as to which a deemed sale by a Seller or an Affiliate of Seller is subject to section 1248 of the Code (a "Non-Electing Company") shall not make any distribution or deemed distribution on or after the Closing Date and prior to the end of the calendar year in which the Closing Date occurs without the consent of Sellers (which consent will not be unreasonably withheld), provided that all Non-Electing Companies may in any case make distributions or deemed distributions in an aggregate amount not exceeding One Million Dollars ($1,000,000) and further that this restriction shall apply to distributions and deemed distributions by a Non-Electing Company only so long as it is an Affiliate of the Purchaser. Purchaser acknowledges that it shall not be unreasonable for Sellers to refuse to consent to such a distribution if the distribution would reasonably be expected to increase the liability of a Seller or an Affiliate of the Seller for Taxes, unless Purchaser indemnifies such Seller or Affiliate for the amount of such increase.

                  (f) Every three years, beginning with Hanover's tax year that immediately follows the three-year period that begins with the Hanover tax year that includes the Closing Date, and ending on the tax year that includes the fifteenth anniversary of the Closing Date (each such third year, a "BENEFIT DETERMINATION Year"), Purchaser shall calculate the excess of (x) the amount of Hanover and its Affiliates' United States consolidated federal income Tax liability for the preceding three tax years determined as if the Elections had not been made over (y) the amount of Hanover and its Affiliates' actual Tax liability as shown on their filed United States consolidated federal income Tax Return for such tax years (the "SECTION 338(h)(10) BENEFIT"). Hanover shall be entitled to one hundred percent (100%) of the first Thirteen Million Dollars ($13,000,000) of such Section 338(h)(10) Benefits collectively over all fifteen years, and shall pay to STC fifty percent (50%) of the Section 338(h)(10) Benefits realized in excess of such amount (the "STC SHARE"). The Section 338(h)(10) Benefits and the STC Share shall be determined by Hanover and reported on by PriceWaterhouseCoopers, LLP or another nationally recognized accounting firm mutually agreed by Hanover and STC no later than sixty (60) days after the date on which Hanover's federal income Tax Return is filed for any particular Benefit Determination Year. Such accounting firm shall report on the Section 338(h)(10) Benefits applying the same standards to its determination of the
Section 338(h)(10) Benefits as it would in preparing a tax return that it would sign as an "income tax return preparer" (as defined in Section 7701(a)(36) of the Code) and such accounting firm shall sign a letter certifying that such determination has been made in accordance with such standards and on a fair and impartial basis. The Sellers shall be given an opportunity to review the Section 338(h)(10) Benefits and the supporting schedules and calculations. The Sellers shall be given the opportunity to ask questions of the accounting firm, and if the Sellers are not satisfied with the detail given in the supporting schedules, the accounting firm shall provide the Sellers with any additional supporting detail as the Sellers shall reasonably request. Sellers and Purchaser agree that the Section 338(h)(10) Benefits, as so determined, shall be final and binding as between the Sellers and Purchaser, but not necessarily as between the Sellers and such accounting firm. The Parties agree that the Section 338(h)(10) Benefits shall be net of the accounting firm's fees for calculating the Section 338(h)(10) Benefit. Sellers shall reimburse Purchaser for the actual out-of-pocket costs (including, without limitation, the fees and expenses of the accounting firm) it

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

incurs in connection with the provision of supplemental answers and supporting detail to the Sellers. Hanover shall pay to STC the STC Share within such sixty (60) day period and provide in reasonable detail the basis for the determination of the Section 338(h)(10) Benefit and the STC Share. If a Section 338(h)(10) Benefit subsequently changes as a result of a "determination" (as defined in Section 1313(a) of the Code) or filing of any Tax Return that results in a change to the Section 338(h)(10) Benefits, Hanover shall provide written notice to STC of such change and any resulting changes in the STC Share within sixty (60) days thereof and provide in reasonable detail the basis for the determination of the revised Section 338(h)(10) Benefit, and within fourteen (14) days thereafter Hanover shall pay to STC (or STC shall pay to Hanover) the increase (or decrease) in the STC Share.

         10.2 OTHER TAX MATTERS.

                  (a) Subject to SECTION 10.2(d), for any taxable period of the POC Companies that ends on or before the Closing Date, Sellers and their Affiliates shall timely prepare, consistent with past practices and custom of the POC Companies (unless a contrary position is required by Law) and file with the appropriate Governmental Authority (i) all required consolidated, combined or unitary Tax Returns that include any of the POC Companies and at least one entity other than a POC Company (a "GROUP TAX RETURN"), and (ii) all other Tax Returns of the POC Companies for the 2000 tax year. Sellers and their Affiliates shall promptly provide Purchaser with copies of all such Tax Returns (except that as with respect to Group Tax Returns, only insofar as such Group Tax Returns relate to the POC Companies) and shall pay all Taxes due with respect to such Tax Returns. Hanover and its Affiliates shall timely prepare and file with the appropriate Governmental Authority all other Tax Returns relating to a Pre-Closing Tax Period or Straddle Period required to be filed and shall pay all Taxes due with respect to such Tax Returns; PROVIDED, HOWEVER, that Hanover and its Affiliates will prepare such Tax Returns consistent with past practices of the POC Companies (unless a contrary position is required by Law) to the extent such Tax Returns relate to the Taxes of any of the POC Companies for a Pre-Closing Tax Period, and Sellers shall pay Purchaser (in accordance with the procedures set forth in SECTION 9.8) for any amount owed by Sellers and their Affiliates pursuant to
SECTION 9.8 with respect to any such Tax Returns. Hanover, Sellers and their respective Affiliates agree to cause the POC Companies to file all Tax Returns for the period including the Closing Date on the basis that the relevant Taxable Period ended as of the end of the day on the Closing Date, unless the relevant Governmental Authority will not accept a Tax Return filed on that basis.

                  (b) Sellers shall be responsible for filing any amended Group Tax Returns for taxable years ending on or prior to the Closing Date that are required as a result of examination adjustments made by the IRS or by the applicable state, local or foreign Governmental Authorities for such taxable years as finally determined. For all other Tax Returns filed by the POC Companies, any required amended Tax Returns for taxable years ending on or prior to the Closing Date resulting from such examination adjustments, as finally determined, shall be prepared by Purchaser and a copy thereof shall be furnished to the Sellers. Sellers shall not file any amended, consolidated, combined or unitary Tax Returns that include any of the POC Companies for a period ending on or before the Closing Date without the Purchaser's consent (which consent shall not be unreasonably withheld) if the filing of any such amended Tax Return may affect the Tax liability of any of the POC Companies for which the Purchaser is liable.

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

Except as otherwise provided in this SECTION 10.2(b), the filing of any other amended Tax Return of a POC Company for a Tax Period ending on or before the Closing Date shall require the consent of Purchaser, which consent shall be granted in Purchaser's sole and absolute discretion; provided, however, that such consent will be granted by Purchaser if such filing of an amended Tax Return results in no material adverse Tax consequences to a POC Company in a Post-Closing Tax Period and Sellers indemnify Purchaser for any increase in Taxes of Purchaser or its Affiliates (including the POC Companies) in any Post-Closing Tax Period incurred as a result of the filing of such amended Tax Return of a POC Company for a Tax period ending on or before the Closing Date.

                  (c) The amount of any refunds or offsets of Taxes of any POC Entity for any Taxable Period ending on or before the Closing Date multiplied by the ownership interest of Purchaser and its Affiliates in that POC Entity immediately after the Closing, shall be for the account of Seller, except to the extent that such refund or offset arises as a result of a POC Entity carryback of a loss or other tax benefit arising from a period beginning after the Closing Date. The amount of any refunds or offsets of Taxes of the POC Entities for any Taxable Period beginning after the Closing Date shall be for the account of Purchaser. The amount or economic benefit of any refunds, credits or offsets of Taxes of the POC Entities for any Straddle Period shall be equitably apportioned in a manner consistent with SECTION 9.8(d). Subject to the requirements of SECTION 10.2(b), provided that the non-requesting party, acting in good faith, determines that there is a reasonable basis for filing a claim with the relevant Governmental Authority, each party shall, if the other party so requests and at such other party's expense, cause the POC Companies to file for and obtain any refunds, credits or offsets to Taxes to which the requesting party is entitled under this
SECTION 10.2(c). Purchaser shall permit Sellers to control the prosecution of any such claim relating solely to one or more Taxable Periods ending on or before the Closing Date and, where deemed appropriate by Sellers, shall cause the POC Companies to authorize by appropriate powers of attorney such persons as Sellers shall designate to represent the POC Companies with respect to such refund claim. Each party shall forward, and shall cause its Affiliates to forward, the amount of such refund or offset to Tax to the party entitled pursuant to this SECTION 10.2(c) to receive such amount, within ten (10) days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of SECTION 9.8(f).

                  (d) If a POC Entity earns credit or loss that is carried back to offset income for a period ending on or prior to the Closing Date and if the Sellers or their Affiliates realizes a reduction in Tax for such a period as a result of such carryback (either in the form of a refund or an offset), the Sellers shall pay to the Purchaser the amount of such reduction within 10 days after the receipt of the refund or the offset. The Sellers and their Affiliates shall, at the request of the Purchaser, cooperate in connection with the filing of any necessary Tax Returns and other documents to effect such a carryback at Purchaser's expense, and the Sellers shall provide a basis for the computation of the amount paid to the Purchaser pursuant to this SECTION 10.2(d) in reasonable detail.

                  (e) Sellers, the POC Companies and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other

                                       54
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representatives reasonably to cooperate, in preparing and filing all Tax
Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Taxable Periods relating to Taxes. Sellers and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to any POC Company relating to any Tax Period beginning before the Closing Date until the applicable Tax Statute of Limitations Date and to abide by all record retention agreements entered into with any Governmental Authority; (ii) to allow the other party and its representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party's expense; and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Sellers and Purchaser, as the case may be, shall allow the other party to take possession of such books and records.

                  (f) Subject to SECTION 10.1(d), all transfer, documentary, sales, use, stamp, registration and other similar Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Sellers, and Sellers and Purchaser shall cooperate in preparing and filing all Tax Returns, and other documentation on a timely basis as may be required to comply with the provisions of such Tax laws.

                  (g) Sellers shall cause the provisions of any Tax sharing agreement or similar arrangement between Sellers or any of their Affiliates, on the one hand, and the POC Entities on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

                  (h) The consideration for the OSI Assets shall be allocated and reported for tax purposes in accordance with the provisions of SECTION 10.1(c).

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 EXPENSES. Each party hereto shall bear its own expenses with respect to this transaction, including any HSR Act or similar filing or reporting fees and all transfer taxes on the sale of stock.

         11.2 AMENDMENT. This Agreement may be amended, modified or supplemented only in writing signed by each of the parties hereto.

         11.3 NOTICES. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by courier, (b) on the date of transmission if sent by telex, telecopy or other wire transmission (receipt confirmed), (c) if to U.S. addressees, three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if to U.S. addressees, if sent by a nationally recognized overnight delivery service, the day following the date given to such overnight delivery service (specified for overnight delivery) or if to non-U.S. addressees, if sent by an internationally recognized overnight delivery service, the third day following the date given to such delivery service (specified for 2nd day delivery). All notices shall be addressed as follows:

        If to a Seller, addressed as follows:

                   SCHLUMBERGER TECHNOLOGY CORPORATION
                   300 Schlumberger Drive   MD:23
                   Sugar Land, Texas  77478
                   Attention: General Counsel
                   Facsimile: (281) 285-6952

                   CAMCO INTERNATIONAL INC.
                   7030 Ardmore
                   Houston, Texas  77054
                   Attention: General Counsel

                   SCHLUMBERGER SURENCO S.A.
                   Piso 13, Avenida Rio Caura
                   Parque Humboldt
                   Caracas 1080, Venezuela
                   Attention: General Counsel

                   SCHLUMBERGER OILFIELD HOLDINGS LTD.
                   Craigmuir Chambers
                   P.O. Box 71
                   Roadtown, Tortola, BVI
                   Attention: General Counsel

        In each case, with a copy to:

                   Gray Cary Ware & Freidenrich LLP
                   1221 South MoPac, Suite 400
                   Austin, Texas 78746-6875
                   Attention:     Brian P. Fenske
                   Telephone:     (512) 457-7145
                   Facsimile:     (512) 457-7001

        If to Hanover, addressed as follows:

                   Hanover Compressor Company
                   12001 North Houston Rosslyn
                   Houston, Texas  77806
                   Attention:     William S. Goldberg
                   Telephone:     (281) 447-8787
                   Facsimile:     (281) 447-0821

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

        with a copy to:

                   Latham & Watkins
                   Sears Tower, Suite 5800
                   233 South Wacker Drive
                   Chicago, Illinois  60606
                   Attn:          Richard S. Meller
                   Telephone:     (312) 876-7700
                   Facsimile:     (312) 993-9767

        If to Purchaser, addressed as follows:

                   Hanover Compression Limited Partnership
                   12001 North Houston Rosslyn
                   Houston, Texas  77806
                   Attention:     William S. Goldberg
                   Telephone:     (281) 447-8787
                   Facsimile:     (281) 447-0821

        with a copy to:

                   Latham & Watkins
                   Sears Tower, Suite 5800
                   233 South Wacker Drive
                   Chicago, Illinois  60606
                   Attn:          Richard S. Meller
                   Telephone:     (312) 876-7700
                   Facsimile:     (312) 993-9767

         11.4 WAIVERS. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

         11.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.6 HEADINGS. The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits thereto are for convenience only and shall not be deemed part of this Agreement.

         11.7 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAWS OF CONFLICTS, OF THE STATE OF TEXAS.

         11.8 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that, except as provided in SECTION 1.1, SECTION 5.12, SECTION 5.13 and SECTION 5.14, no assignment of either Party's rights or obligations may be made without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

         11.9 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Affiliates, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.

         11.10 FORUM; WAIVER OF JURY TRIAL. Each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement ("JUDICIAL ACTION") shall be brought solely in a state or federal court located in Houston, Harris County, Texas, and each party consents to the jurisdiction and venue of each such court. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY JUDICIAL ACTION.

         11.11 SCHEDULES. The Parties agree that no disclosure by them in any Schedule attached hereto shall: (a) constitute a disclosure under any other Schedule referred to herein, except to the extent that the relevance of such disclosure to the representation or warranty to which such other disclosure relates is manifest on the face of the schedule, or (b) establish any threshold of materiality.

         11.12 INCORPORATION. The respective Schedules, Exhibits and Appendices attached hereto and referred to herein are incorporated into and form a part of this Agreement.

         11.13 COMPLETE AGREEMENT. This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and understandings. The parties agree that, at the Closing, the Confidentiality Agreement shall be terminated and of no further force and effect.

         11.14 DISCLAIMER. Sellers disclaim any representations or warranties except as specifically set forth in this Agreement. In particular, Sellers disclaim any representation or warranty, and Purchaser agrees that Sellers shall have no liability, with respect to any information concerning the POC Entities not expressly represented and warranted to in this Agreement, including, without limitation: (a) the information set forth in the Confidential Information Memorandum distributed by Salomon Smith Barney Inc. with respect to the POC Entities, (b) any information regarding the POC Entities provided at any management presentation related to the transactions contemplated by this Agreement, (c) any information communicated by Salomon Smith Barney Inc. or made available through the data room process, or (d) any financial projection or forecast relating to any of the POC Entities. With respect to any such projection or forecast delivered by or on behalf of Sellers to Purchaser, Purchaser acknowledges that: (i) there are significant uncertainties inherent in such projections and forecasts, and (ii) Purchaser is familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts; provided, that Sellers in no way limits the representations, warranties, covenants or other agreements made by Sellers hereunder. Purchaser shall have no claim against Sellers (or any of its officers, directors or employees), and Sellers shall have no liability to Purchaser, with respect to any such disclaimed information, including, without limitation, the Confidential Information Memorandum or any financial projection or forecast relating to any of the POC Entities.

         11.15 KNOWLEDGE DEFINED. For purposes of this Agreement: (a) the term "knowledge of Seller" or variations thereof shall be limited to the actual knowledge of the executive officers and directors of Seller and the POC Entities set forth on SCHEDULE 11.15(a), and (b) the term "knowledge of Purchaser" or variations thereof shall be limited to the actual knowledge of the executive officers and directors of Hanover and Purchaser set forth on
SCHEDULE 11.15(b).

         11.16 PUBLIC ANNOUNCEMENTS. Schlumberger and Purchaser agree that they and their Affiliates will not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party, and that all such disclosures shall be jointly coordinated and managed, except as may be required by Law or by any stock exchanges having jurisdiction over Seller, Purchaser or their Affiliates.

         11.17 DEFINED TERMS. Certain capitalized terms used herein shall have the meanings ascribed to such terms in Appendix I.

         11.18 CURRENCY. All references to "dollars" or "$" in this Agreement shall mean United States Dollars.

         11.19    RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

                  (a) LEGENDS. Schlumberger understands and agrees that Hanover will cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Hanover Stock, together with any other legends that may be required by state or federal securities law, or by the bylaws of Hanover, or by any other agreement between Seller and Hanover or between Seller and any third party:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES ARE ALSO SUBJECT TO A LOCK-UP,

                  STANDSTILL AND REGISTRATION RIGHTS AGREEMENT DATED __________, 2001, WHICH RESTRICTS THE TRANSFER HEREOF FOR A PERIOD OF UP TO THREE YEARS FROM __________, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION AT ITS EXECUTIVE OFFICES.

                  (b) STOP TRANSFER INSTRUCTIONS. Sellers agree that, in order to ensure compliance with the restrictions referred to herein, Hanover may, subject to the terms of the Registration Rights Agreement, issue appropriate "stop-transfer" instructions to its transfer agent.

                  (c) REFUSAL TO TRANSFER. Hanover will not be required: (i) to transfer on its books any shares of Hanover Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such shares of Hanover Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares of Hanover Stock have been so transferred.

                  (d) REMOVAL OF LEGEND AND TRANSFER RESTRICTIONS. Any legend endorsed on a certificate pursuant to SECTION 11.19(a) and the stop transfer instructions with respect to such shares of Hanover Stock shall be removed and Hanover shall issue a certificate without such legend to the holder thereof (1) if the contractual transfer restrictions with respect thereto have been lifted and (2) if such shares of Hanover Stock are registered under the Securities Act and if the proposed transfer thereof is consistent with the plan of distribution in such prospectus (1) if the contractual transfer restrictions with respect thereto have been lifted and (2) if such holder provides Hanover with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for Hanover, to the effect that a sale, transfer or assignment of such shares of Hanover Stock may be made without registration.

         11.20 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         11.21 FURTHER ASSURANCES. After the Closing, each party hereto shall from time to time, at the request of another party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request to more effectively consummate the transactions contemplated hereby and to vest in Purchaser good and valid title to the Schlumberger Equity Interests.

         11.22 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this

Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on __________________, 2001.

SCHLUMBERGER TECHNOLOGY                SCHLUMBERGER SURENCO S.A.
CORPORATION

By:                                    By:
   --------------------------------       ------------------------------------
Name:                                  Name:
     ------------------------------         ----------------------------------
Title:                                 Title:
      -----------------------------          ---------------------------------


HANOVER COMPRESSOR COMPANY             SCHLUMBERGER OIL FIELD HOLDINGS LTD.

By:                                    By:
   --------------------------------       ------------------------------------
Name:                                  Name:
     ------------------------------         ----------------------------------
Title:                                 Title:
      -----------------------------          ---------------------------------


HANOVER COMPRESSION LIMITED            CAMCO INTERNATIONAL, INC.
PARTNERSHIP

By: Hanover Compression General        By:
    Holdings LLC, its General             ------------------------------------
    Partner                            Name:
                                            ----------------------------------
By:                                    Title:
   --------------------------------          ---------------------------------
Name:
     ------------------------------
Title:
      -----------------------------

                                   APPENDIX I

                                   DEFINITIONS


         The following terms shall have the following meanings:

         "2001 Actual Tax Liability" shall have the meaning set forth in SECTION 10.1(d).

         "Accounts Receivable" shall have the meaning set forth in SECTION 2.9.

         "Actual Net Worth" shall mean the Net Worth as shown on the True-Up Balance Sheet, as adjusted pursuant to SECTION 1.3(c).

         "Affiliate(s)" means any Person controlling, controlled by, or under common control with, another "Person"; for purposes of this definition (and for such purposes only), "control" shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock of a Person.

         "Agreement" means this Stock Purchase Agreement, including all Appendices, Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

         "Aggregate Cash Received" shall have the meaning set forth in SECTION 9.4(b).

         "Aggregate Purchase Price" shall have the meaning set forth in SECTION 1.2(a).

         "Alliance Agreement" shall have the meaning set forth in SECTION 4.9.

         "Alliance Consideration" shall have the meaning set forth in EXHIBIT
4.9.

         "Arbitrating Accounting Firm" shall have the meaning set forth in
SECTION 1.3(e).

         "Average Closing Price" shall have the meaning set forth in SECTION 1.2(b).

         "Balance Sheet" means the unaudited pro-forma consolidated balance sheet of the POC Entities as of May 31, 2001 prepared in accordance with GAAP, attached hereto in SCHEDULE 2.11 as adjusted to reflect solely those assets and liabilities of the POC Entities being sold pursuant to this Agreement.

         "Benefit Plans" means any employee benefit plan, program, policy or arrangement, including, but not limited to, employee welfare benefit plans and employee pension benefit plans as defined in Sections 3(1) and 3(2), respectively, of ERISA.

         "Bonus Plans" means any cash bonus or incentive compensation arrangement in place for the POC Employees as of the POC Closing Date.

         "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

         "Cause" shall have the meaning set forth in the Schlumberger Severance Program.

         "Charter Documents" shall have the meaning set forth in SECTION 2.1.

         "Closing" shall have the meaning set forth in SECTION 1.1.

         "CII" shall have the meaning set forth in the preamble hereof.

         "Closing Balance Sheet" shall have the meaning set forth in SECTION
1.3.

         "Closing Date" shall have the meaning set forth in SECTION 8.1.

         "COBRA" shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" shall have the meaning set forth in SECTION 8.4.

         "Counter-Guaranty" shall have the meaning set forth in SECTION 5.10.

         "Disclosure Statement" shall have the meaning set forth in ARTICLE 2.

         "DOL" shall have the meaning set forth in SECTION 2.16(b).

         "Elections" shall have the meaning set forth in SECTION 10.1(a).

         "Environmental Claims" shall mean all written governmental investigations or requests for information, notices of potential responsibility for response costs, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of: (a) Environmental Laws, or (b) the presence, use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances at any location, whether or not owned, leased or operated by the POC Entities or the Hanover Entities, as applicable.

         "Environmental Laws" shall mean all applicable federal, state, district, local and foreign Laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Atomic Energy Act of 1954, the Occupational Safety and Health Act and the Emergency Planning and

                                 Appendix I-2

Community-Right-to-Know Act, each as amended, and all analogous laws promulgated or issued by any Governmental Authority.

         "Environmental Permits" shall have the meaning set forth in SECTION
2.22.

         "Environmental Warranty" shall mean a representation or warranty in
SECTION 2.21 or SECTION 3.13.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any entity (whether or not incorporated) that, together with Seller or any POC Company is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

         "ERISA Statute of Limitations Date" shall the expiration of the applicable statute of limitations under ERISA (or if such date is not a Business Day, the next Business Day).

         "ERISA Warranty" shall mean a representation or warranty in SECTION
2.16 or SECTION 3.12.

         "Estimated Net Worth" shall mean the Net Worth as shown on the Closing Balance Sheet.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

         "Excluded Assets" shall mean the assets of the POC Entities which are not to be acquired by Purchaser and which are set forth on SCHEDULE 1.4.

         "Excluded Liabilities" shall mean the liabilities of the POC Entities which are not to be acquired by Purchaser and which are set forth on SCHEDULE 1.5.

         "Foreign Plan" means each employee benefit plan, program, and other arrangement providing incentive compensation or other benefits similar to those provided under any Benefit Plan or benefit arrangement to any POC Employee or POC Former Employee or dependent thereof, which plan, program or arrangement is subject to the laws of any jurisdiction outside of the United States.

         "Former POC Employees" means those persons employed by the POC Companies (or employed by Schlumberger Global Resources Limited and performing services for the POC Companies) prior to the Closing Date whose employment has terminated prior to the Closing Date.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time and consistently applied.

         "Good Reason" means, without the consent the affected employee, either
(i) a 10% reduction in guaranteed base cash compensation (other than as a result of the failure to achieve a

                                 Appendix I-3
performance - related bonus or as a result of working less overtime) or (ii) a material reduction in duties, authority or responsibilities of such a nature as to constitute a constructive discharge of the employee.

         "Government Regulations" shall have the meaning set forth in SECTION 2.24(a).

         "Governmental Authority" means any United States federal, state, provincial or municipal entity, any foreign government, and any political subdivision or other governmental authority, department, commission, court, board, bureau, agency or instrumentality, or other entity, domestic or foreign, exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government.

         "Guara Interest" shall have the meaning set forth in SECTION 5.12.

         "Hanover" shall have the meaning set forth in the preamble hereof.

         "Hanover Benefit Arrangements" shall have the meaning set forth in
SECTION 3.12(a).

         "Hanover Entities" shall mean Hanover and any of its Affiliates that are consolidated with Hanover for the purposes of preparing and filing Hanover's financial reports.

         "Hanover Entity Plans" shall have the meaning set forth in SECTION 3.12(a).

         "Hanover Material Adverse Effect" shall have the meaning set forth in
SECTION 3.7.

         "Hanover Note" shall have the meaning set forth in SECTION 1.2(a).

         "Hanover SEC Reports" shall have the meaning set forth in SECTION
3.5(a).

         "Hanover Stock" shall have the meaning set forth in SECTION 1.2(a).

         "Harwat" shall have the meaning set forth in SECTION 1.1(a).

         "Harwat Companies" shall have the meaning set forth in SECTION 2.2(a).

         "Harwat Interest" shall have the meaning set forth in SECTION 1.1(a).

         "Harwat Purchase Price" shall mean the amount of the Aggregate Purchase Price allocated to the Harwat Interest.

         "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) and any other materials or substances subject to regulation, control or remediation under Environmental Laws.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hypothetical 2001 Tax Liability" shall have the meaning set forth in
SECTION 10.1(d).

                                 Appendix I-4

         "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under ARTICLE 9.

         "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under ARTICLE 9.

         "Insurance Policies" means the policies or binders of fire, liability, product liability, workers' compensation, vehicular and other insurance held by or on behalf of any POC Company and covering their respective assets and operations.

         "Intellectual Property" means: (a) the names Production Operators Corporation and Production Operators Inc., and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, (b) all patents, patent applications, and inventions and discoveries that may be patentable, (c) all copyrights in both published works and unpublished works, (d) all rights in mask works, and (e) all know-how, trade secrets, confidential information, customers lists, software, technical information, data, process technology, plans, drawings, and blue prints; in each case whether owned, used, or licensed by any POC Company as licensee or licensor; but does not include any of such matters which Seller or an Affiliate owns, uses, or is licensed, whether alone or jointly with a POC Company.

         "IRS" means the Internal Revenue Service.

         "Judicial Action" shall have the meaning set forth in SECTION 11.10.

         "JV Material Contracts" shall have the meaning set forth in SECTION 2.17(b).

         "knowledge of Purchaser" or "knowledge of Seller" or similar terms shall have the meaning set forth in SECTION 11.15.

         "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any court or other governmental authority or body.

         "Leased Real Property" shall have the meaning set forth in SECTION 2.7(a).

         "Lien" means any lien, security interest, charge, claim, condition, equitable interest, pledge, right of first refusal, mortgage, or deed of trust, option, lease or restriction of any kind.

         "Loss" or "Losses" mean any and all damages, losses, actions, proceedings, causes of action, claims, encumbrances, demands, assessments, judgments, costs and expenses including, without limitation, court costs and reasonable attorneys' and consultants' fees and costs of litigation. For the avoidance of doubt, in determining Losses attributable to losses incurred by a Transferred Joint Venture Company, the Parties shall multiply the loss incurred by such Transferred Joint Venture Company by the Purchaser's ownership interest in such Transferred Joint Venture Company.

         "Material Adverse Effect" means a material adverse effect on the assets, operations, financial condition of the POC Companies taken as a whole, provided, that, for purposes of this

                                 Appendix I-5

Agreement, a Material Adverse Effect shall not include: (a) changes to the industry or markets in which the POC Companies operate that are not unique to the POC Companies, and (b) any change resulting from the announcement or disclosure of the transactions contemplated herein.

         "Material Contracts" shall have the meaning set forth in SECTION
2.17(b).

         "Net Worth" shall mean assets minus liabilities determined in accordance with GAAP.

         "Non-Federal Tax Liability" shall have the meaning set forth in SECTION 10.1(d).

         "Owned Real Property" shall have the meaning set forth in SECTION
2.7(a).

         "Party" or "Parties" shall have the meaning set forth in the preamble hereof.

         "PBGC" shall have the meaning set forth in SECTION 2.16(i).

         "Permits" shall have the meaning set forth in SECTION 2.24(b).

         "Permitted Personal Property Liens" shall have the meaning set forth in
SECTION 2.6.

         "Permitted Real Property Liens" shall have the meaning set forth in
SECTION 2.7(b).

         "Person" means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organization.

         "PIGAP II Financing" shall have the meaning set forth in SECTION
1.1(b).

         "POC" shall have the meaning set forth in SECTION 1.1(a).

         "POC Benefit Arrangements" shall have the meaning set forth in SECTION 2.16(a).

         "POC Company" or "POC Companies" shall have the meaning set forth in
SECTION 2.2(a).

         "POC Companies Plans" shall have the meaning set forth in SECTION 2.16(a).

         "POC Employees" means those persons employed by the POC Companies (or employed by Schlumberger Global Resources Limited and performing services for the POC Companies) on the POC Closing Date, including employees not actively at work by reason of layoff, sick leave, absence, vacation, disability or other approved leave of absence, except for (i) the four key employees retained by Seller and (ii) any person receiving long-term disability benefits.

         "POC Entities" shall mean, collectively, the POC Companies and the Transferred Joint Venture Companies.

         "POC Financial Statements" means, collectively: (a) the audited consolidated balance sheet of Schlumberger's gas compression business as of December 31, 2000, and the related consolidated statement of income, stockholders' equity and cash flows for the year then ended

                                 Appendix I-6
and the accompanying notes thereto attached hereto as SCHEDULE 2.11, (b) the unaudited consolidated balance sheets of each of Harwat and WilPro as of December 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended and the accompanying notes thereto attached hereto as SCHEDULE 2.11, and (c) the unaudited pro-forma consolidated balance sheet of POC as of December 31, 2000 and related consolidated unaudited pro-forma statement of income, stockholders' equity and cash flows for the year then ended attached hereto as SCHEDULE 2.11 as adjusted to reflect solely those assets and liabilities of the POC Companies being sold pursuant to this Agreement.

         "POC Joint Venture Company" shall have the meaning set forth in
SECTION 2.2(a).

         "POC Material Contracts" shall have the meaning set forth in SECTION 2.17.

         "POC Purchase Price" shall mean the amount of the Aggregate Purchase Price allocated to the POC Shares.

         "POC Shares" shall have the meaning set forth in SECTION 1.1(a).

         "POI" shall mean Production Operators, Inc., a Florida corporation.

         "Post-Closing Tax Period" shall mean any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

         "Pre-Closing Tax Period" shall mean any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

         "Prime Interest Rate" shall have the meaning set forth in SECTION
1.3(f).

         "Prohibited Activity" means dry gas compression by means of reciprocating, rotating, centrifugal, screw or turbine compressors; PROVIDED, HOWEVER, that the definition of Prohibited Activity shall not include any (i) subcontracting for such services or products from third parties, (ii) multi-phase pumping technologies or (iii) any information technology products or services.

         "Property Taxes" shall have the meaning set forth in SECTION 9.8(c)(i).

         "Purchaser" shall have the meaning specified in the preamble hereof.

         "Purchaser Indemnified Parties" shall have the meaning set forth in
SECTION 9.2.

         "Purchaser Plans" shall have the meaning set forth in SECTION 5.2(c).

         "Purchaser Welfare Benefit Plans" shall mean the welfare benefit plans as described in Section 3(1) of ERISA maintained by Purchaser.

         "Registration Rights Agreement" shall have the meaning set forth in
SECTION 5.7.

         "Regulation" or "Regulations" means the Treasury Regulations promulgated under the Code.

                                 Appendix I-7

         "Related Agreement" shall mean the asset purchase agreements entered into at Closing by the Parties or their respective Affiliates relating to the acquisition of the OSI Assets and the Rocky Mountain Assets.

         "Schlumberger" shall have the meaning set forth in the preamble hereof.

         "Schlumberger DSPP" shall have the meaning set forth in SECTION 4.5(b).

         "Schlumberger Equity Interests" shall mean the POC Shares, the Harwat Interest and the WilPro Interest.

         "Schlumberger Severance Program" means the Schlumberger severance plan as applicable to the POC Employees.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SEC" means the United States Securities and Exchange Commission.

         "Section 338 Forms" shall have the meaning set forth in SECTION
10.1(b).

         "Section 338 Allocation" shall have the meaning set forth in SECTION 10.1(c).

         "Seller(s)" shall have the meaning specified in the preamble hereof.

         "Seller Indemnified Parties" shall have the meaning set forth in
SECTION 9.3.

         "Seller Retirement Plans" shall have the meaning set forth in SECTION 4.5(c).

         "Seller Welfare Benefit Plans" shall have the meaning set forth in
SECTION 4.5(d).

         "Selling Group" shall mean the affiliated group of corporations of which STC is the common parent entity.

         "SOHL" shall have the meaning set forth in the preamble hereof.

         "STC" shall have the meaning set forth in the preamble hereof.

         "Straddle Period" shall mean any Taxable Period that includes (but does not end on) the Closing Date.

         "Subsidiary Plan" shall have the meaning set forth in SECTION 2.16(a).

         "Surenco" shall have the meaning set forth in the preamble hereof.

         "Target Net Worth" is equal to the sum of (i) $490,945,500, which is based on the unaudited financials for the Schlumberger Equity Interests, excluding (except as set forth in SCHEDULE 1.3(i) and SCHEDULE 1.3(j)) the Excluded Assets and the Excluded Liabilities, as of

                                 Appendix I-8

May 31, 2001 and (ii) any gain in excess of $100,000 realized after May 31, 2001 by the POC Entities in connection with the termination or cancellation of any customer contracts.

         "Tax" or "Taxes" shall mean, with respect to any Person, all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including without limitation, any federal, state, local or foreign income, gross receipts, license, severance, occupation, capital gains, premium, environmental (including taxes under Section 59A of the Code), customs, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), superannuation guarantee charge, corporation (including ACT), import, export, registration, excise, production, sales, use, value-added, frankings, fringe benefits, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen's compensation or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by Law (including as a result of the application of Regulation Section 1.1502-6) or otherwise).

         "Tax Amount" shall have the meaning set forth in SECTION 10.1(d).

         "Tax Claim" shall have the meaning set forth in SECTION 9.8(e).

         "Tax Period" or "Taxable Period" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

         "Tax Returns" shall mean any return (including information return), report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, including any schedule or attachment thereto, and any amendment thereof filed or to be filed with any Governmental Authority.

         "Tax Statute of Limitations Date" shall mean thirty (30) days after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

         "Tax Warranty" shall mean a representation or warranty in SECTION 2.14.

         "Title and Authorization Warranty" shall mean a representation or warranty in SECTION 2.2(c) and SECTION 2.3.

         "Transaction" shall have the meaning set forth in the preamble hereof.

         "Transferred Joint Venture Companies" shall have the meaning set forth in SECTION 2.2(a).

         "Transition Services Agreement" shall have the meaning set forth in
SECTION 4.8.

         "True-Up Balance Sheet" shall have the meaning set forth in SECTION 1.3(c).

                                 Appendix I-9

         "UnCollared Average" shall have the meaning set forth in SECTION
1.2(B).

         "WilPro" shall have the meaning set forth in SECTION 1.1(A).

         "WilPro Companies" shall have the meaning set forth in SECTION 2.2(A).

         "WilPro Interest" shall have the meaning set forth in SECTION 1.1(A).

         "WilPro Purchase Price" shall mean the amount of the Aggregate Purchase Price allocated to the WilPro Interest.

















                                 Appendix I-10

                                    SCHEDULES

1.2(c)   Purchase Price Allocation
1.2(e)   Discount Percentage
1.3(i)   Excluded Current Federal Tax Liabilities Used in True-Up
1.3(j)   Excluded Assets and Excluded Liabilities Used in True-Up
1.4      Excluded Assets
1.5      Excluded Liabilities
1.6      Contract Assignments
2.1      POC Companies Operating Jurisdictions
2.2      POC Companies Authorized, Issued and Outstanding Capital Stocks
2.4      POC Companies Conflict and Consents
2.6      POC Companies Personal Property Liens
2.7(a)   POC Companies Owned or Leased Real Property
2.7(b)   POC Companies Real Property Liens
2.7(c)   POC Companies Owned Real Property Liens
2.7(d)   POC Companies Leased Real Property Liens
2.8      POC Companies Undisclosed Liabilities
2.9      POC Companies Contested Accounts Receivable
2.10     POC Companies Intellectual Property
2.11     POC Companies Financial Statements
2.12     POC Companies Material Adverse Changes
2.13     POC Companies Certain Changes and Events
2.14(a)  POC Companies Extended Tax Returns
2.14(d)  POC Companies Audited Tax Returns within the Past 6 Years
2.14(h)  POC Companies Joint Ventures or Partnerships
2.14(m)  POC Companies Participation Affiliated Groups
2.14(o)  POC Companies Current and Accumulated Earnings and Taxed Income of
         Foreign Subsidiaries
2.15     POC Companies Pending Litigation
2.16     POC Companies Benefit Plans
2.17(a)  POC Companies Material Contracts
2.17(b)  Joint Venture Material Contracts
2.20     POC Companies Employee Matters
2.21     POC Companies Environmental Matters
2.23     POC Companies Agreements with Affiliates
3.6      Hanover Conflict and Consents
3.7      Hanover Undisclosed Liabilities
3.8      Hanover Material Adverse Charges
3.9      Hanover Absence of Material Charges
3.11     Hanover Litigation
3.13     Hanover Environmental
5.14     YME Assets
11.15(a) POC Companies Executives Officers and Directors
11.15(b) Hanover Executive Officers and Directors

                                    EXHIBITS

1.2      Hanover Subordinated Promissory Note
4.8      Transition Services Agreement
4.9      Alliance Agreement
4.10     Registration Rights Agreement

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE I PURCHASE AND SALE.......................................................................................1
         1.1      Purchase and Sale...............................................................................1
         1.2      Consideration/Allocation........................................................................1
         1.3      Purchase Price Adjustment.......................................................................2
         1.4      Excluded Assets.................................................................................5
         1.5      Excluded Liabilities............................................................................5
         1.6      Contract Assignments............................................................................5
         1.7      PIGAP Put; Priority of Set-Off by Schlumberger..................................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS..............................................................7
         2.1      Organization....................................................................................7
         2.2      Capitalization; Seller's Ownership of POC Companies and Interest in Joint Venture
                  Companies.......................................................................................8
         2.3      Authority of Sellers............................................................................9
         2.4      No Conflict/Consents............................................................................9
         2.5      Books and Records..............................................................................10
         2.6      Personal Property..............................................................................10
         2.7      Real Property..................................................................................10
         2.8      No Undisclosed Liabilities.....................................................................11
         2.9      Accounts Receivable............................................................................11
         2.10     Intellectual Property..........................................................................11
         2.11     Financial Statements...........................................................................12
         2.12     No Material Adverse Change.....................................................................12
         2.13     Absence of Certain Changes and Events..........................................................12
         2.14     Taxes..........................................................................................14
         2.15     Litigation.....................................................................................17
         2.16     ERISA and Related Matters......................................................................17
         2.17     Material Contracts.............................................................................19
         2.18     Brokers........................................................................................21
         2.19     Insurance......................................................................................21
         2.20     Employees......................................................................................21
         2.21     Environmental..................................................................................22
         2.22     Environmental Permits..........................................................................23
         2.23     Affiliate Transactions.........................................................................23
         2.24     Compliance with Law; Authorizations............................................................23
         2.25     No Other Representations or Warranties.........................................................23
         2.26     Securities; Resale.............................................................................23
         2.27     Sufficiency of Assets..........................................................................24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF HANOVER AND PURCHASER..............................................24
         3.1      Organization...................................................................................24
         3.2      Capitalization.................................................................................24

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

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               PAGE
                                                                                                               ----
         3.3      Authority of Hanover and Purchaser.............................................................25
         3.4      Brokers........................................................................................25
         3.5      Hanover SEC Filings; Financial Statements; Absence of Certain Changes..........................25
         3.6      No Conflict; Consents..........................................................................26
         3.7      No Undisclosed Liabilities.....................................................................26
         3.8      No Material Adverse Change.....................................................................26
         3.9      Absence of Certain Changes and Events..........................................................27
         3.10     Taxes..........................................................................................27
         3.11     Litigation.....................................................................................27
         3.12     ERISA and Related Matters......................................................................27
         3.13     Environmental..................................................................................28
         3.14     Compliance with Law; Authorizations............................................................28
         3.15     Securities/Resale..............................................................................28
         3.16     No Other Representations or Warranties.........................................................28

ARTICLE IV COVENANTS OF SELLER...................................................................................29
         4.1      Corporate and Other Actions....................................................................29
         4.2      Full Access....................................................................................29
         4.3      Ordinary Course of Business....................................................................29
         4.4      Filings and Consents...........................................................................29
         4.5      Employment Matters.............................................................................30
         4.6      Covenant Not to Compete........................................................................30
         4.7      Cooperation with SEC Filings; Financing........................................................31
         4.8      Transition Services Agreement..................................................................31
         4.9      Alliance Agreement.............................................................................31
         4.10     Registration Rights Agreement..................................................................31
         4.11     Sale of OSI Assets and Rocky Mountain Assets...................................................31

ARTICLE V COVENANTS OF HANOVER AND PURCHASER.....................................................................32
         5.1      Corporate and Other Actions....................................................................32
         5.2      Benefit Plans..................................................................................32
         5.3      Full Access....................................................................................34
         5.4      Filings and Consents...........................................................................34
         5.5      Directors' and Officers' Insurance.............................................................34
         5.6      Use of Schlumberger Name.......................................................................34
         5.7      Registration Rights Agreement..................................................................34
         5.8      Alliance Agreement.............................................................................35
         5.9      Hanover Board Seat.............................................................................35
         5.10     Hanover Guarantees.............................................................................35
         5.11     Schlumberger Guarantee.........................................................................35
         5.12     Purchase of WilPro Energy Services (GUARA) Ltd.................................................36
         5.13     Purchase of OSI Mechanical Services Group and Rocky Mountain Gas Contracts.....................36
         5.14     Options for YME Assets.........................................................................36

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                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               PAGE
                                                                                                               ----
         5.15     Designation of Purchasing Entities.............................................................36

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER......................................................36
         6.1      Warranties True As of Both Present Date and the Closing Date...................................36
         6.2      Compliance with Agreements and Covenants.......................................................37
         6.3      Competition Law Approvals......................................................................37
         6.4      Injunctions....................................................................................37
         6.5      Deliveries by Sellers..........................................................................37
         6.6      Consents.......................................................................................37
         6.7      Inter-Company Obligations......................................................................37
         6.8      Hanover Share Price............................................................................37
         6.9      Camco Mexico Contract..........................................................................37

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.......................................................38
         7.1      Warranties True as of Both Present Date and the Applicable Closing Date........................38
         7.2      Compliance with Agreements and Covenants.......................................................38
         7.3      Competition Law Approvals......................................................................38
         7.4      Injunctions....................................................................................38
         7.5      Deliveries by Purchaser........................................................................38
         7.6      Consents.......................................................................................38
         7.7      Hanover Share Price............................................................................38

ARTICLE VIII CLOSING.............................................................................................39
         8.1      Closing........................................................................................39
         8.2      Sellers' Deliveries............................................................................39
         8.3      Purchaser's Deliveries.........................................................................40
         8.4      Termination....................................................................................42

ARTICLE IX SURVIVAL AND INDEMNIFICATION..........................................................................42
         9.1      Survival.......................................................................................42
         9.2      Indemnification by Sellers (other than for Tax Matters)........................................42
         9.3      Indemnification by Purchaser (other than for Tax Matters)......................................43
         9.4      Limitations on Liability of Seller.............................................................44
         9.5      Notice of Third Party Claims; Assumption of Defense............................................45
         9.6      Settlement or Compromise.......................................................................45
         9.7      Nature of Seller's and Purchaser's Representations, Warranties, Covenants, and
                  Indemnification Obligations....................................................................46
         9.8      Tax Indemnification............................................................................46
         9.9      Time Limits....................................................................................49
         9.10     Net Losses.....................................................................................49
         9.11     Purchase Price Adjustments.....................................................................49
         9.12     Remedial Action................................................................................49

ARTICLE X TAX MATTERS............................................................................................50
         10.1     Section 338(h)(10) Elections...................................................................50

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                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               PAGE
                                                                                                               ----
         10.2     Other Tax Matters..............................................................................53

ARTICLE XI MISCELLANEOUS.........................................................................................55
         11.1     Expenses.......................................................................................55
         11.2     Amendment......................................................................................55
         11.3     Notices........................................................................................55
         11.4     Waivers........................................................................................57
         11.5     Counterparts...................................................................................57
         11.6     Headings.......................................................................................57
         11.7     Applicable Law.................................................................................57
         11.8     Assignment.....................................................................................58
         11.9     No Third Party Beneficiaries...................................................................58
         11.10    Forum; Waiver of Jury Trial....................................................................58
         11.11    Schedules......................................................................................58
         11.12    Incorporation..................................................................................58
         11.13    Complete Agreement.............................................................................58
         11.14    Disclaimer.....................................................................................58
         11.15    Knowledge Defined..............................................................................59
         11.16    Public Announcements...........................................................................59
         11.17    Defined Terms..................................................................................59
         11.18    Currency.......................................................................................59
         11.19    Restrictive Legends and Stop-Transfer Orders...................................................59
         11.20    Specific Performance...........................................................................60
         11.21    Further Assurances.............................................................................60
         11.22    Severability...................................................................................60





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